     As filed with the Securities and Exchange Commission on April 30, 2001.

                                                 Registration No. 333-
                    ----------------------------------------          ---------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                    ----------------------------------------

                                    Form SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       Southern Connecticut Bancorp, Inc.
-------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

 Connecticut                        6021                        06-1609692
-------------------------------------------------------------------------------
(State or Other          (Primary Standard Industrial       (I.R.S. Employer
Jurisdiction of           Classification Code Number)        Identification
Incorporation or                                                  No.)
 Organization)

                                215 Church Street
                          New Haven, Connecticut 06510
                                 (203) 782-1100
-------------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)

                                215 Church Street
                          New Haven, Connecticut 06510
                                 (203) 782-1100
-------------------------------------------------------------------------------
Address of principal place of business or intended principal place of business)

                               Joseph V. Ciaburri
                       Southern Connecticut Bancorp, Inc.
                                215 Church Street
                          New Haven, Connecticut 06510
                                 (203) 782-1100
-------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

             Copies of all communications, including communications
          sent to the agent for service of process, should be sent to:
       Paul G. Hughes, Esq.                      William W. Bouton III, Esq.
       Cummings & Lockwood                        Tyler Cooper & Alcorn, LLP
Four Stamford Plaza, P.O. Box 120                         CityPlace
 Stamford, Connecticut 06904-0120              Hartford, Connecticut 06103-3488
          (203) 327-1700                                (860) 725-6200
                      -------------------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As promptly as practicable after the effective date of this Registration Statement.

                   ------------------------------------------

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list  the  Securities  Act  registration  statement  number  of the  earlier effective registration statement for the same offering. [ ]

         If this  Form is a  post-effective  amendment  filed  pursuant  to Rule
462(c) under the Securities Act, check the following box and list the Securities
Act  registration   statement  number  of  the  earlier  effective  registration statement for the same offering. [ ]

         If this  Form is a  post-effective  amendment  filed  pursuant  to Rule
462(d) under the Securities Act, check the following box and list the Securities
Act  registration   statement  number  of  the  earlier  effective  registration statement for the same offering. [ ]

         If delivery of the  prospectus  is expected to be made pursuant to Rule
434, please check the following box. [ ]

 Title of each                          Proposed        Proposed
   class of                              maximum        maximum
  securities       Dollar amount     offering price     aggregate         Amount of
to be registered  to be registered      per share     offering price   registration fee
----------------  ----------------    -------------   --------------   ----------------

Common Stock, par    $13,800,000          $12.00        $13,800,000         $3,450
value $0.01

The Registrant hereby amends this  Registration  Statement on such date or dates as may be necessary to delay its effective date until the Registrant  shall file a further amendment which specifically  states that this Registration  Statement shall  thereafter  become  effective  in  accordance  with  Section  8(a) of the
Securities  Act of  1933  or  until  the  Registration  Statement  shall  become effective  on such  date  as the  Securities  and  Exchange  Commission,  acting pursuant to said Section 8(a), may determine.

       PRELIMINARY PROSPECTUS DATED APRIL 30, 2001; SUBJECT TO COMPLETION

                       Southern Connecticut Bancorp, Inc.
                       A PROPOSED BANK HOLDING COMPANY FOR
                        The Bank of Southern Connecticut
                                (IN ORGANIZATION)

                        1,000,000 Shares of Common Stock

                      Minimum Offering Amount: $11,600,000

                    Maximum Offering Amount: $12,000,000 (1)

         Southern Connecticut Bancorp,  Inc. was organized to become the holding company for The Bank of Southern  Connecticut (In  Organization).  We propose to operate the Bank as a community bank  headquartered  in New Haven,  Connecticut, which will offer  traditional  community  commercial  banking  deposit  and loan products and services to the greater New Haven area of Connecticut.

         Prior to this  offering,  there has been no market for the common stock and it is possible that an active  trading  market for it will not develop.  The common  stock  will not be listed on any  national  securities  exchange  or The
Nasdaq Stock  Market.  The common stock is being offered on a best efforts basis through Tucker  Anthony Sutro Capital  Markets  ("TASCM"),  a division of Tucker
Anthony  Incorporated,  which is assisting us in offering and selling the common stock. See "Underwriting." If any person subscribes for more than 20,000 shares,
Southern   Connecticut   Bancorp,   Inc.  reserves  the  right  to  accept  such
subscription for fewer shares, but not less than 20,000.

          The offer  of  the  common   stock   made   hereby   will   expire  on
              , 2001, unless prior to the close of business on such date (or the then applicable  expiration date),  Southern Connecticut Bancorp, Inc. elects in its  discretion  to extend the offer.  In no event will the  expiration  date be
later than            ,  2001.  No common  stock  will be sold  unless at least
966,667 shares are subscribed for.  Pending the closing,  funds for the purchase of the common stock will be held by TASCM.

         Before  purchasing  the common stock,  you should read the Risk Factors beginning on page 4.

         None of the Securities and Exchange  Commission (the "SEC"),  the Board
of Governors of the Federal Reserve System (the "Federal Reserve"),  the Federal
Deposit Insurance Corporation (the "FDIC"), the State of Connecticut  Department
of Banking or any state  securities  commission has approved or disapproved  the common stock or determined  that this  Prospectus  is accurate or complete.  Any representation to the contrary is a criminal offense.

         The shares of common stock are not bank deposits and are not insured or guaranteed by the FDIC or any other governmental agency.

                                                       Offering           Proceeds to
                           Price to Public            Expenses (2)          Bancorp
Per Share ................       $ 12.00                  $ 0.89              $ 11.11
If minimum sold...........   $11,600,000                $858,000         $ 10,742,000
If maximum sold (1) ......   $12,000,000                $886,000         $ 11,114,000
-----------

1   TASCM has the right to purchase up to an  additional  150,000  shares at the public  offering price,  less an  underwriting  discount of $0.84 per share, within 30 days from the date of this prospectus to cover over-allotments.

2   Offering  expenses have been calculated  using estimated  underwriting  fees based on an aggregate  of 966,667  shares  (minimum)  and  1,000,000  shares
    (maximum)  sold  plus  an  estimate  of  other  professional,  printing  and miscellaneous expenses pertaining to the offering. See "Use of Proceeds."

                      TUCKER ANTHONY SUTRO CAPITAL MARKETS

          The  date of this  Prospectus  is ___________________, 2001.

The information in this prospectus in not complete and is subject to change.  We may not sell these securities  until the  registration  statement filed with the
Securities and Exchange Commission is effective.  This propectus is not an offer to  sell  these  securities  and it is not  soliciting  an  offer  to buy  these securities in any state where the offer or sale is not permitted.

     Identification of Additional Directors and Executive

                                       i

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES
   ACT LIABILITIES...........................................................36
OTHER INFORMATION............................................................36

                                        ii

                                     SUMMARY

         Southern Connecticut Bancorp,  Inc. ("Bancorp") was organized to become the holding company for The Bank of Southern  Connecticut (In Organization) (the
"Bank").  In  this  Prospectus,  "we"  refers  to  Bancorp  and  the  Bank  on a consolidated basis;  "Bancorp" refers just to Bancorp; and "Bank" refers just to the Bank.

Bancorp

         Bancorp's  purpose  is to  become  the  holding  company  for the Bank.
Although  holding the stock of the Bank will initially be its only business,  we have  elected to use the holding  company  structure  because of the  additional flexibility  it provides  for us to respond to changing  market  conditions  and future business opportunities. Bancorp will own 100% of the capital stock of the
Bank.  See  "Business  of  Bancorp."  Bancorp's  business  address is 215 Church
Street,  New  Haven,  Connecticut  06510,  and its  telephone  number  is  (203)
782-1100.

The Bank

         The Bank is being formed to take advantage of the organizers' perceived need for a commercial community bank serving the needs of small- to medium-sized businesses,  professionals and individuals in the greater New Haven, Connecticut area.  The Bank  will be the only  shareholder-owned  commercial  bank  with its headquarters in New Haven. See "Business of the Bank."

Market Opportunity and Strategy

         We believe that, with local  management and ownership,  we will be able to provide efficient and responsive  service.  We believe that the relationships and contacts  which our directors and  management  have in the greater New Haven area will help us attract  customers for the Bank. We intend to project an image of being a locally managed bank with a personal service focus.

Risk Factors

         To  date,  Bancorp  and the Bank  have  conducted  only  organizational activities and have not received final approvals from regulatory  authorities to commence  operations.  We  may  incur  significant  losses  during  our  initial operation and may never become profitable.  We will be initially  dependent upon the Bank's  Chairman and Chief Executive  Officer,  its President and its Senior
Vice President and Chief Financial Officer and their banking experience.  If and when we commence operations, we will face substantial competition from a variety of sources.  In the event that we do not obtain final regulatory  approvals,  we anticipate  that we  would  dissolve  Bancorp,  and  the  amount  available  for distribution  to  shareholders  would probably be less than the amount they paid for  their  shares.  In the  event of any  liquidation  or  bankruptcy,  amounts sufficient  to pay or otherwise  provide for the full amount of claims of all of our  creditors  must be set aside  before any amounts will be  distributable  to
Bancorp's  shareholders  in respect of their  Bancorp  common  stock.  See "Risk
Factors."

Dividends

         The Bank will not  initially be permitted to pay cash  dividends on its stock.  Since such dividends would be the principal  source of cash for Bancorp,
Bancorp  would not  initially  be able to pay  dividends  on its  common  stock.
Furthermore,  we expect that  earnings,  if any, will be retained for use in our business.  Therefore,  we do not intend to pay cash dividends at any time in the foreseeable future.  Bancorp may, however, pay stock dividends at the discretion of its Board of Directors. See "Dividend Policy."

The Offering

Securities Offered............A minimum  of  966,667  shares  and a  maximum  of
                              1,000,000 shares of Bancorp common stock,  subject
                              to a 15% over-allotment option, described below.

Shares Reserved for Issuance..Bancorp has reserved 90,000 shares of common stock for  purposes of its 2001 Stock Option Plan and up
                              to 60,000  shares for purposes of its 2001 Warrant
                              Plan. See  "Compensation  of Executive  Officers -
                              The 2001 Stock  Option Plan" and "The 2001 Warrant
                              Plan."

Use of Proceeds...............The net proceeds of this  offering will be used to invest  $10,000,000 in the capital of the Bank, to
                              pay organizational and pre-operating expenses, and
                              for general corporate purposes.

Market for the Securities.....Prior to this  offering,  there has been no market for Bancorp's  common  stock.  We do not currently
                              intend to apply to list Bancorp's  common stock on
                              any stock exchange or to be included in NASDAQ. We
                              anticipate  that the  Bancorp  common  stock  will
                              trade in the  over-the-counter  market  under  the
                              symbol "SCBC." Although TASCM has informed us that
                              it  intends to be a market  maker for the  Bancorp
                              common  stock,  an active  trading  market may not
                              develop.

Overallotment Option..........TASCM will have the right to purchase up to 15% of the shares sold in the  offering  for $12.00 (less
                              an  underwriting  discount of $0.84) per share for
                              the purpose of covering over-allotments.

Price per Share...............$12.00

Maximum Investment
per Investor .................20,000  shares,  unless  waived by  Bancorp  on an individual basis.
Intention of  Management
to Purchase Stock ............Our   directors   and   executive   officers  have
                              indicated  they expect to purchase an aggregate of
                              approximately 109,683 shares in the offering.  The
                              families of our directors and entities  controlled
                              by our directors  have  indicated that they expect
                              to purchase  an  additional  52,330  shares in the
                              Offering. In addition, our executive officers will
                              receive  options  under our 2001 Stock Option Plan
                              and our  directors,  other than Joseph V. Ciaburri
                              and Gary D. Mullin,  will receive  warrants  under
                              our 2001 Warrant Plan. See  "Anticipated  Security
                              Ownership   of  Certain   Beneficial   Owners  and
                              Management," "Compensation of Executive Officers -
                              The 2001 Stock  Option Plan" and "The 2001 Warrant
                              Plan."

Underwriting Fees.............The  underwriters  will  receive  an  underwriting discount  of 2.0%,  or $0.24 per share,  on shares
                              purchased in the offering by the Bank's organizers
                              and directors  and their family  members (up to an
                              aggregate  maximum  purchase price of $4,000,000).
                              They will  receive  an  underwriting  discount  of
                              7.0%, or $0.84 per share, on all other shares sold
                              in this offering. See "Underwriting."
Annual Reports to
Shareholders..................Bancorp intends to furnish its shareholders annual reports containing  audited financial  statements.
                              Bancorp  anticipates  that it will  file  periodic
                              reports and proxy material with the Securities and
                              Exchange   Commission   (the   "SEC")   under  the
                              Securities  Exchange  Act of 1934.  Any  materials
                              Bancorp  files with the SEC may be read and copied
                              at the SEC's  Public  Reference  Room at 450 Fifth
                              Street, N.W.,  Washington,  D.C. 20549. The public
                              may obtain  information  on the  operation  of the
                              SEC's Public  Reference Room by calling the SEC at
                              1-800-SEC-0330.  Reports,  proxy  and  information
                              statements    and    other    information    filed
                              electronically   by  Bancorp   with  the  SEC  are
                              available   through  the  SEC's   internet   site:
                              http://www.sec.gov.

                                  RISK FACTORS

         The following  describes  what we believe are the material  risks of an investment  in our common stock.  An  investment in the common stock  involves a significant degree of risk, and you should not invest in the common stock unless you can afford to lose your entire investment.  Please carefully read the entire prospectus including the cautionary statement following "Risk Factors" regarding the use of  forward-looking  statements  before deciding to invest in the common stock.

          We must satisfy numerous  regulatory  requirements  before we can open for business.

         Before the Bank can begin  business,  it must  obtain  approval  of its application  for  insurance  from the FDIC and satisfy  certain FDIC  conditions authorizing  it to commence  business as an insured  bank,  and it must obtain a
Final Certificate of Authority from the Connecticut  Banking  Commissioner,  the
Connecticut  State  Treasurer and the  Connecticut  State  Comptroller,  who are
authorized  under  Connecticut  law to grant bank  charters  (collectively,  the
"Connecticut  Chartering  Authority").   The  Bank's  Temporary  Certificate  of
Authority requires the Bank to raise equity capital of not less than $10,000,000 before the Bank can open for business.  If we cannot raise that amount  together with amounts to pay our pre-operating expenses and our stock issuance costs, the
Bank will not be able to open for  business  unless the  Connecticut  Chartering
Authority  agrees to a lower  amount of initial  equity  capital  (not below the
$5,000,000  minimum required under Connecticut  law). In addition,  Bancorp must obtain approval from the Federal Reserve to become a bank holding  company,  and approval from the Connecticut  Banking  Commissioner to acquire the stock of the
Bank.  There can be no  assurance  as to when,  if at all, we will  receive such approvals or commence operations.  The Bank's Temporary Certificate of Authority expires on March 7, 2002. If the  remaining  steps of the  organization  process have not been completed by such date, the Connecticut  Banking  Commissioner may extend the Bank's Temporary Certificate of Authority for cause, but there can be no  assurance  that the Bank  will  seek or  obtain  an  extension.  Prospective purchasers of stock should  consider  that any  extension,  if granted,  and any other  delays  would  prolong the period  during which their funds would be held without certainty that the Bank will receive its Final Certificate of Authority.
Any such delay would also increase pre-operating expenses.

          If  regulatory  conditions  are not  satisfied,  we may  dissolve  and liquidate, and you would only receive a portion, if any, of your investment.

         If we do not receive final regulatory  approval to open the Bank or for
Bancorp to become the holding  company for the Bank, we anticipate that we would dissolve  Bancorp.  If we  dissolve  Bancorp  after the  issuance  of the shares offered  hereby,  you will  receive only a portion,  if any, of your  investment because we will have used some or all of the  proceeds  of the  offering  to pay offering,  organizational and pre-operating  expenses and capital costs incurred through the time that we dissolve.  After  claims of  creditors  have been fully paid or provided for and all organizational and pre-operating and stock issuance expenses have been paid, the remaining  proceeds of this offering  together with any other assets will be distributed on a pro rata basis to the  shareholders of record  as of the date of  dissolution.  IT IS  PROBABLE  THAT  INVESTORS  WOULD
RECEIVE LESS THAN $12 PER SHARE IF A DISSOLUTION  AND  LIQUIDATION  OCCURS UNDER
THESE CIRCUMSTANCES.

         We have no  operating  history  upon which to base an  estimate  of our earnings  prospects,  making it difficult for you to evaluate your investment in the common stock.

         We have no  operating  history  on which to base  any  estimate  of our earnings  prospects.  The  operations of new businesses are always risky because the operating plans and strategies of these businesses are untested.  Typically, most new banks are not  profitable  in the first year of operation  and, in some cases, are not profitable for several years. We may incur significant  operating losses during our initial years of

operation. We may never operate profitably. Because the Bank has not yet opened, you will not have access to historical  financial  data and similar  information that might be helpful in  deciding  whether to invest in the common  stock.  See
"Management's Plan of Operations."

         We may not be able to raise  additional  capital,  which  may limit our ability to grow.

         We believe that the net proceeds of this offering will be sufficient to satisfy our capital requirements at least through three years of operations,  as planned,  and have no current  plans to raise  additional  capital  through  the issuance  of  additional  equity  securities.  In the  future,  should  we  need additional  capital to support our business,  expand our  operations or maintain our minimum capital  requirements,  we may not be able to raise additional funds through the issuance of additional  shares of common stock or other  securities.
If we are unable to raise additional capital, our ability to grow may be limited due to regulatory capital requirements. If we are unable to maintain our minimum capital  requirements,  we may be subject to greater regulatory  restrictions on our operations. See "Capital Requirements" and "Regulation and Supervision."

         Departures of our key personnel or directors may impair our  operations and limit our ability to achieve performance targets.

         Our  senior  management  team will be  important  to our  success  and, without them, our financial condition and results of operations may be adversely affected.  Joseph V. Ciaburri has been  instrumental in our organization and, as
Chairman  and Chief  Executive  Officer  of  Bancorp  and the Bank,  will be the management  official  responsible for the overall operations and growth. We have entered into an employment  agreement  with Mr.  Ciaburri,  which has an initial term  expiring in five years from the opening of the Bank  (subject to our right to terminate this employment  agreement at the end of four years), but cannot be assured of his continued service. Gary D. Mullin, the Bank's President and Chief
Operating Officer, will be responsible for daily business operations, marketing, and credit policy, among other responsibilities. Mr. Mullin will also act as the
Bank's chief lending  officer.  Mr. Mullin is also important to our success.  We have entered into an employment  agreement with Mr. Mullin, which has an initial term of three years from the  opening of the Bank,  but cannot be assured of his continued  service.  Paul V. Erwin,  Senior Vice  President and Chief  Financial
Officer of Bancorp and the Bank will not have an employment  agreement,  and his continued  service cannot be assured.  Additionally,  our  directors'  community involvement,  diverse backgrounds and extensive local business relationships are important  to our  success.  Our  growth  could  be  adversely  affected  if the composition of our board of directors or our management team changes materially.
See "Management."

         Our   directors  and  officers  will  have  the  ability  to  influence shareholder actions.

         Our directors and executive officers together will be able to influence significantly  the  outcome of director  elections  or a  shareholder  vote on a significant  transaction  such as a merger or  acquisition.  We anticipate  that after this  offering,  our  directors  and  executive  officers will directly or
indirectly  own  approximately  109,683  shares,   representing  11.3%,  of  the
outstanding common stock assuming 966,667 shares are sold. Additionally, we will be issuing  warrants to our  directors  and options to our  executive  officers.
Although  these  warrants and options will vest over time,  if our directors and executive  officers  exercise  all of their  warrants  and  options,  they would directly or indirectly own approximately  219,406 shares, or 20.4% of our stock, after  giving  effect to the  issuance of stock on exercise of the  warrants and options and assuming  966,667 shares are sold in this offering.  These shares do not  include  shares  that may be  purchased  by  relatives  and  associates  of directors  and  executive  officers,  which are expected to total an  additional
52,330  shares.  Under  Bancorp's 2001 Stock Option Plan, an aggregate of 90,000 shares of  Bancorp's  common stock have been  reserved.  Joseph  Ciaburri,  Gary
Mullin and Paul Erwin will be granted  options to  purchase  50,000,  20,000 and
5,000 shares of Bancorp's common stock, respectively, under this option plan. In addition,  each  director of Bancorp,  other than Mr.  Ciaburri,  will receive a warrant to purchase  one share of Bancorp  common  stock for each four shares of
Bancorp  common stock  purchased by such  director or a member of his  immediate family in this offering, and each director of the Bank who is not also a director of Bancorp,  other than Mr. Mullin,  will receive a warrant to purchase one share of Bancorp  common stock for each five shares of Bancorp  common stock purchased by such director or a member of his immediate  family in this offering
(collectively,  the "Director Warrants").  Based on the anticipated purchases of
Bancorp common stock in this offering,  an aggregate of 34,723 Director Warrants would be issued. In no event will Director Warrants be issued covering more than
60,000 shares.  Each of the options granted to Mr. Ciaburri,  Mr. Mullin and Mr.
Erwin and the Director Warrants will have an exercise price of $12.00, will vest over a period of three  years and will have a term of ten years.  These  persons may over time  acquire  additional  shares of common  stock after the  offering, which could increase this  percentage.  If these persons were to act in concert, they would likely have the power  effectively to control Bancorp.  Additionally,
Bancorp's  board  members serve  staggered  three-year  terms,  which means only one-third  of its board  members  are elected  each year at the annual  meeting.
Consequently,  it would  take at  least  two  years to  replace  a  majority  of
Bancorp's board members. See "Description of Capital Stock."

         Strong  competition  from  larger,  more  established  banks  and other financial institutions may cause us to pay higher interest rates on our deposits or charge lower rates on our loans to attract  customers,  which would  decrease our net interest income.

         We will encounter strong  competition for customers from existing banks and other types of financial institutions conducting business in the greater New
Haven area and  elsewhere.  We may need to pay higher  rates of  interest on our deposits  or charge  lower rates on our loans than our  competitors  in order to attract  customers.  This would  decrease our net interest  income.  Some of our competitors  have been in business  for a long time and have  established  their customer base and name  recognition.  Many of our competitors are larger than we will be and have greater  financial  and  personnel  resources.  Some are larger national, super-regional, regional and state banks. Our competitors will include
New Haven Savings Bank, Sovereign Bank, First Union, FleetBoston,  People's Bank
and Webster Bank. Many of our competitors offer services,  such as extensive and established branch networks and trust services,  that we either do not expect to provide or will not provide for some time. In addition,  some of our competitors that are not depository  institutions are generally not subject to the extensive regulations that will apply to us. Our strategy will be to attract  customers by providing  personal  services and making use of the commercial and personal ties of our directors and management to New Haven and nearby communities.  We may not be successful in pursuing this strategy. See "Business of the Bank-Competition."

         Government  regulation may have an adverse effect on our  profitability and growth.

         We will be subject to extensive government  supervision and regulation.
Our ability to achieve  profitability and to grow could be adversely affected by banking  laws and  regulations  that limit the manner in which we make loans and purchase  securities.  These  regulations  are  intended  primarily  to  protect depositors,  not  shareholders.  In addition,  the burden imposed by federal and state  regulations  may  place  us at a  competitive  disadvantage  compared  to non-bank  competitors who are less regulated.  Future  legislation or government policy may also  adversely  affect the banking  industry or our  operations.  In particular,  various  provisions  of the  Gramm-Leach-Bliley  Act,  which became effective  on March  11,  2000,  eliminated  many of the  federal  and state law barriers to affiliations among banks and securities firms,  insurance  companies and other  financial  services  providers.  We believe the  elimination of these barriers may significantly  increase  competition  across the financial services industry. See "Regulation and Supervision."

         If we do not become profitable, you may be unable to recover all or any part of your investment.

         Most new banks incur substantial start-up expenses,  are not profitable in the first year of  operation  and,  in some  cases,  are not  profitable  for several years. If we are ultimately unsuccessful, you may not recover all or any part of your investment in the common stock.  Our  profitability  will depend on our ability to develop a quality loan portfolio and a core deposit base, both of which may take  several  years to  develop.  While we hope to do  business  with customers with whom our management has had prior commercial

banking  experience,  some of our loans  initially may be to new borrowers or to smaller  companies which are not well established.  Accordingly,  our management may have limited  ability to evaluate the performance of such loans in the first year  because of our  limited  experience  with a number of our  customers.  See
"Business of the Bank" and "Management's Plan of Operations."

         Failure to implement  our business  strategy may  adversely  affect our financial performance and the potential return on your investment.

         If we cannot  implement our business  strategy,  we will be hampered in our ability to develop business and serve our customers, which would likely have an adverse  effect on our  financial  performance.  We developed a business plan that details the strategy  that we intend to implement in our efforts to achieve profitable  operations.  Even if we successfully  implement our strategy, it may not result in acceptable financial  performance.  See "Business of the Bank" and
"Management's Plan of Operations."

         A delay in beginning operations will result in additional losses.

         Any delay in opening the Bank will increase our pre-operating  expenses and  postpone  our  receipt  of  revenues.  This  would  cause  our  accumulated pre-operating  losses to increase as a result of continuing  operating expenses, such as salaries  and other  administrative  expenses,  coupled with our lack of revenue. Although we expect to open the Bank in the third quarter of 2001, if we do not receive the necessary  regulatory  approvals by the time we are otherwise ready to open, the Bank's opening would be delayed or may not occur at all.

         Changes in interest rates may decrease our net interest income.

         Our profitability  depends  substantially on net interest income, which is the difference  between the interest  income earned on loans and other assets and the interest  expense paid on deposits and other  liabilities.  Depending on the terms and maturities of our assets and liabilities,  an increase in interest rates may  significantly  decrease our net  interest  income and  eliminate  our profitability.  Most of the factors that cause changes in market interest rates, including economic conditions,  are beyond our control.  While we intend to take measures to minimize the effect  changes in interest  rates will have on our net interest income and profitability, these measures may not be effective.

         An economic  downturn,  especially one affecting greater New Haven, may reduce our  customer  and  deposit  bases and the demand for our loans and other financial products.

         Our  success  will  depend in large  measure on the  greater  New Haven economy.  We expect that the majority of our  borrowers and  depositors  will be small- and medium-sized  businesses,  professionals and individuals  located and doing  business  in the greater  New Haven  area.  An  economic  downturn in the greater New Haven area or in the nation  generally could reduce our deposit base and the demand for our  financial  products and may decrease our  earnings.  For example, an adverse change in the local economy could make it more difficult for borrowers  to repay their  loans,  which could lead to loan losses for the Bank.
Additionally,  we could be more severely affected by an economic downturn in the
greater  New  Haven  market  than  our  larger,  more   geographically   diverse
competitors.  An  economic  downturn  in  our  market  would  affect  all of our operations,  as opposed to only a portion of our  competitors'  operations.  See
"Business of the Bank."

         We may not be able to compete  with our larger  competitors  for larger customers because our lending limits will be lower than theirs.

         The amount that the Bank may lend to a single  borrower will be limited based on the amount of the Bank's  capital.  A Connecticut  bank's legal lending limit to a single obligor on loans that are not fully secured is equal to 15% of its  equity  capital  and  reserves  for  loan  and  lease  losses.  Further,  a
Connecticut bank may

lend to any one  obligor  an  additional  amount not to exceed 10% of its equity capital and  reserves  for loan and lease  losses if such  additional  loans are fully  secured.  Loans  that are  secured by first  mortgages  can be made in an amount up to 50% of equity  capital and reserves for loan and lease  losses.  We intend,  however, to impose an internal limit of $750,000,  or approximately7.5%
of our capital, assuming the Bank's initial capital is $10 million. Until we are profitable,  our capital will  continue to decline,  and  therefore  our lending limit will decline.  Our lending limit will be significantly less than the limit
for  most  of  our   competitors   and  may  affect  our  ability  to  establish
relationships  with larger  businesses  in our market area.  We may  accommodate larger  loans  by  selling  participations  in those  loans  to other  financial
institutions,   but,  if  implemented,   this  strategy  may  not  succeed.  See
"Regulation and Supervision."

         Bancorp's  ability to pay cash dividends to shareholders is limited and depends on the Bank's ability to pay dividends to Bancorp.

         Bancorp will initially have no significant  source of income other than dividends that it receives from the Bank.  Bancorp's ability to pay dividends to you will  therefore  depend on the Bank's  ability to pay  dividends to Bancorp.
Bank holding  companies  and state banks are subject to  significant  regulatory
restrictions  on  the  payment  of  cash  dividends.   The  Connecticut  Banking
Commissioner  prohibits  payment of any cash  dividends  prior to  recapture  of organization  and  pre-operating  expenses from operating  profits.  In light of these  restrictions  and the need for  Bancorp  and the Bank to retain and build capital,  it  will  be  our  policy  to  reinvest  all of  our  earnings  for an undetermined  period of time. As a result,  we do not plan to pay cash dividends at least  until we become  profitable  and  recover  any losses that we may have incurred.  Our future cash dividend policy will depend on our earnings,  capital requirements, financial condition and other factors that the Boards of Directors of Bancorp and the Bank consider relevant. See "Dividend Policy."

         We determined  the public  offering price  arbitrarily,  and the future market price may fluctuate below the initial public offering price.

         Bancorp  and TASCM  arbitrarily  set the public  offering  price  after considering prevailing market conditions.  Because we have no operating history, the public  offering  price  could not be based on  historical  measures  of our financial performance. Therefore, the public offering price may not indicate the market value for the common stock after the offering. Several factors will cause the market price to fluctuate  after the offering,  and the value may drop below the  initial  public  offering  price.  These  factors  include  our  results of operations,  financial  analysts'  estimates of our earning potential,  economic conditions  in  our  market  area  and  trends  in  the  banking  industry.  See
"Determination of the Offering Price."

         We will not have a large number of shareholders  or shares  outstanding after the offering and there may not be an active  trading market for the common stock, which may limit your ability to sell your shares of common stock.

         Prior to the  offering,  there has been no public  market for Bancorp's common stock, and an active trading market may not develop. If an active trading market does not develop or continue  after the offering,  you may not be able to sell your  shares at or above the  public  offering  price.  Although  TASCM has informed us that it intends to be a market  maker for the Bancorp  common  stock after  completion of this offering,  an active trading market may not develop or continue after the offering because we will have a relatively small  shareholder base and small number of shares  outstanding.  You should consider carefully the limited  liquidity of your  investment  before  purchasing  any shares of common stock.  Additionally,  the sale of a large block of the shares  could  adversely affect the market price of the common  stock.  After the close of the  offering, all of our outstanding shares will be freely tradeable without restriction.

         Exercise  of warrants  and stock  options  will cause  dilution to your ownership interest in Bancorp.

         Bancorp has reserved  90,000 shares of common stock for purposes of its
2001 Stock Option Plan and up to 60,000  shares for purposes of its 2001 Warrant
Plan.  Bancorp  expects  that it will grant  options for an  aggregate of 75,000 shares to the  executive  officers of Bancorp  and the Bank;  the balance of the options would be available for future grants to employees (including  officers).
Bancorp  will also issue  warrants to  purchase  common  stock to its  directors
(other  than Mr.  Ciaburri)  and to the  directors  of the Bank  (other than Mr.
Mullin)  who  purchase  common  stock in the  offering.  Based on the numbers of shares the directors and members of their immediate families have indicated they currently  intend to  purchase in the  offering,  Bancorp  would issue  Director
Warrants to purchase  approximately  34,723  shares.  If such  persons  purchase additional  shares in the Offering,  then the number of Director  Warrants would increase,  up to a maximum of 60,000. The exercise of these options and warrants would  increase  the  percentage  of common  stock  owned by the  directors  and executive  officers as a group and could result in dilution in the book value or market value of the  remaining  common  stock.  See  "Compensation  of Executive
Officers--The 2001 Stock Option Plan" and "The 2001 Warrant Plan."

         Bancorp  is  authorized  to issue  additional  shares of common  stock, which, if issued, may dilute your ownership interest.

         Bancorp's  certificate  of  incorporation  authorizes it to issue up to
2,500,000 shares of common stock without the consent of shareholders. If Bancorp issues additional shares of common stock following the offering,  your ownership interest in Bancorp could be significantly  reduced.  Additionally,  the sale of any shares of common  stock may be at prices  lower than the shares sold in this offering. See "Description of Capital Stock."

         Bancorp is  authorized  to issue  shares of preferred  stock which,  if issued,  may adversely affect your voting and other rights and reduce the market price of our common stock.

         Bancorp is also authorized by its certificate of incorporation to issue
500,000 shares of preferred stock without the consent of shareholders. Preferred stock,  when  issued,  may rank  senior to common  stock with  respect to voting rights, payment of dividends and amounts receivable by shareholders in the event of  liquidation,  dissolution  or winding up. The  existence of rights which are senior  to  common  stock  may  reduce  the  price  of  our  common  stock.  See
"Description of Capital Stock."

                  CAUTION REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking  statements concerning Bancorp and  the  Bank  and  their  operations,  performance,  financial  condition  and likelihood of success.  Forward-looking statements are based on many assumptions and estimates and include  statements about the  competitiveness  of the banking industry,  potential regulatory  obligations,  our business strategies and other statements  that are not historical  facts.  When used in this  prospectus,  the words  "may,"  "would,"  "could,"  "will,"  "expect,"  "anticipate,"  "believe,"
"intend,"  "plan,"  "estimate,"  and  similar  expressions   generally  identify
forward-looking statements. Because forward-looking statements involve risks and uncertainties  that are  beyond  our  control,  our  actual  results  may differ materially  from those  expressed in the  forward-looking  statements.  The most significant of these risks,  uncertainties and other factors are discussed under the heading  "Risk  Factors." We urge you to consider  these  factors  carefully prior to making an investment in our common stock.

                                 USE OF PROCEEDS

         If 966,667 shares (minimum) and 1,000,000 shares (maximum) are sold and the Bank's organizers and directors and their family members purchase $4 million of common  stock,  we estimate  that the net  proceeds of the  offering  will be
$10,137,000 (minimum) or $10,509,000 (maximum), after deducting the underwriting
discount   of  $612,000   (minimum)   or  $640,000   (maximum)   and   estimated
organizational,  pre-operating and offering expenses of $851,000,  including the reimbursement  of  estimated  underwriter's  expenses.  If TASCM  exercises  its over-allotment  option in full, we estimate net proceeds of the offering will be
$11,811,000  (minimum) or $12,183,000  (maximum).  If the underwriters  exercise their over-allotment option in full, the aggregate  underwriters' discount would be $733,800 (minimum) and $766,000 (maximum).

         The  following  table  shows the  anticipated  use of the  proceeds  by
Bancorp and assumes  that all  966,667  shares  (minimum)  or  1,000,000  shares
(maximum) are sold. As shown,  we will use  $10,000,000  to capitalize the Bank.
Bancorp  will  purchase  the capital  stock of the Bank after  Bancorp  receives approval to become a bank holding company and substantially  simultaneously with the Bank's receiving final regulatory approval to begin its operations. Until we receive those  regulatory  approvals,  we plan to invest the net proceeds of the offering in short-term,  investment-grade securities, certificates of deposit or guaranteed  obligations  of the United States  government.  Any net proceeds not initially  contributed  to the  capital of the Bank will be used by Bancorp  for operating expenses and other general corporate purposes, including the provision of additional capital to the Bank, if necessary.

                                                          Assuming      Assuming
                                                           966,667     1,000,000
                                                       Shares Sold   Shares Sold
                                                       -----------   -----------
                                                            (in thousands)

Gross proceeds from offering .......................      $11,600      $12,000
Underwriter's discount .............................          612          640

Organizational and pre-operating expenses (1) ......          605          605

Offering expenses ..................................          246          246
Investment in capital stock of the Bank ............       10,000       10,000
                                                          -------      -------
Remaining proceeds .................................      $   137      $   509
                                                          =======      =======

         (1)  Organizational  and  pre-operating  expenses  have been  projected through August 31, 2001. Should the completion of the offering or the opening of the Bank extend beyond August 31, 2001, the expenses would increase.

         The $10,000,000 received by the Bank from the sale of its capital stock to  Bancorp  will be the  equity  capital  which  the  Bank  needs as one of the conditions  to  the  issuance  of  a  Final  Certificate  of  Authority  by  the
Connecticut Chartering Authority.  The Bank will use such capital to make loans, purchase  securities  and  otherwise  conduct  the  business  of  the  Bank.  We anticipate that the Bank will spend approximately $230,000 for the renovation of its offices and  approximately  $175,000 for the  acquisition  of all  necessary furniture, fixtures and equipment for the opening of the Bank.

                                       10

                       DETERMINATION OF THE OFFERING PRICE

         Bancorp  and TASCM  arbitrarily  set the public  offering  price  after considering prevailing market conditions.  Because we have no operating history, the public  offering  price  could not be based on  historical  measures  of our financial performance. Therefore, the public offering price may not indicate the market price for the common stock after the offering. Several factors will cause the market price to fluctuate  after the offering,  and the price may drop below the  initial  public  offering  price.  These  factors  include  our  results of operations,  financial  analysts'  estimates of our earning potential,  economic conditions  in  our  market  area  and  trends  in  the  banking  industry.  See
"Underwriting."

                                 CAPITALIZATION

         The following table shows Bancorp's  capitalization  as of December 31,
2000 and its pro forma consolidated  capitalization,  as adjusted to give effect to the  receipt  of the net  proceeds  from  the  sale of  common  stock  in the offering,  assuming the sale of 966,667  shares  (minimum) and 1,000,000  shares
(maximum).

                                           As of December 31, 2000
                                -----------------------------------------------
                                 Actual                    As Adjusted
                                 ------                    -----------
                                                    (minimum)      (maximum)
                                (Dollars in thousands, except per share amounts)

Common stock, par value $0.01;
    2,500,000 shares authorized;
    966,667 (minimum) and
    1,000,000 (maximum) shares to
    be issued ...................     $      0      $     10      $     10
Preferred stock, par value $0.01;
    500,000 shares authorized;
    none issued
Capital in excess of par value ..         --          10,732        11,104
Deficit accumulated during
development stage (1) ...........         (235)         (605)         (605)

                                      --------      --------      --------
(Accumulated Deficit) Share-
    holders' Equity .............     $   (235)     $ 10,137      $ 10,509
                                      ========      ========      ========
    Book value per share ........         --        $  10.49      $  10.51

         (1) As adjusted amounts assume that pre-operating expenses are incurred through August 31, 2001.

         The number of shares shown as  outstanding  after giving  effect to the offering,  and the book value of those shares,  do not include the underwriter's over  allotment,  shares of  common  stock  issuable  upon the  exercise  of the
Director  Warrants or options  that may be granted  under  Bancorp's  2001 Stock
Option Plan. For additional  information regarding the number and terms of these warrants and options,  see "Compensation of Executive  Officers - The 2001 Stock
Option Plan" and "The 2001 Warrant Plan."

         The  "As Adjusted" column reflects  estimated offering expenses and the estimated  cost of organizing  Bancorp and the Bank and organizing and preparing to open the Bank through August 31, 2001. If the Bank

                                       11

does not open by that date,  we will  incur  additional  pre-operating  expenses which will increase the deficit  accumulated  during development stage. See "Use of Proceeds."

         In April 2001,  Bancorp sold 1,000 shares of its common stock to Joseph
V. Ciaburri for an aggregate  purchase price of $1,000,  subject to the right of
Bancorp to repurchase such shares at any time for $1.00 per share.  Bancorp will repurchase all of these shares  immediately prior to the closing of the offering described herein. Upon a repurchase, Mr. Ciaburri would realize no profit. These shares were sold to Mr. Ciaburri solely to permit  necessary or desirable action by shareholders  of Bancorp,  including  shareholder  approval of Bancorp's 2001
Stock Option Plan and its 2001 Warrant Plan.

                                 DIVIDEND POLICY

         Management expects that earnings,  if any, will be retained and that no cash dividends will be paid in the foreseeable  future. THE SHARES SHOULD NOT BE
PURCHASED BY PERSONS WHO NEED OR DESIRE  DIVIDEND  INCOME FROM THIS  INVESTMENT.
Bancorp may,  however,  pay stock  dividends at the  discretion  of its Board of
Directors.

         The policy of the  Connecticut  Banking  Commissioner  is not to permit
payment  of  any  cash  dividends  prior  to  recapture  of   organization   and
pre-operating  expenses  from  operating  profits.  In  addition,  the  Bank  is prohibited by Connecticut law from declaring a cash dividend on its common stock without prior approval of the Connecticut  Banking  Commissioner except from its net profits for that year and any  retained  net  profits of the  preceding  two years.  "Net  profits" is defined as the  remainder of all earnings from current operations. In some instances,  further restrictions on dividends may be imposed by the FDIC.

         The  payment of  dividends  by the Bank may also be  affected  by other factors,  such  as the  requirement  to  maintain  capital  in  accordance  with
regulatory   guidelines.   If,  in  the  opinion  of  the  Connecticut   Banking
Commissioner,  the Bank were  engaged or about to engage in an unsafe or unsound practice,  the Commissioner could require,  after notice and a hearing, the Bank to cease and  desist  from the  practice.  The  federal  banking  agencies  have indicated that paying dividends that deplete a depository  institution's capital base to an  inadequate  level would be an unsafe and unsound  banking  practice.
Under the Federal  Deposit  Insurance  Corporation  Improvements  Act of 1991, a
depository  institution  may not pay any  dividend if payment  would cause it to become  undercapitalized  or if it already is  undercapitalized.  Moreover,  the federal  agencies have issued policy  statements  that provide that bank holding companies and insured banks should  generally  only pay dividends out of current operating earnings.

                               BUSINESS OF BANCORP

         We  incorporated  Bancorp as a Connecticut  corporation  on November 8,
2000 to serve as a bank holding company that will hold 100% of the capital stock of the Bank, a new state bank in organization.  Bancorp plans to use $10,000,000 of the net proceeds of this  offering to purchase the capital stock of the Bank.
The $10,000,000 of initial equity capital for the Bank required under the Bank's
Temporary  Certificate of Authority  substantially exceeds the statutory minimum equity capital for a new Connecticut bank of $5,000,000. Initially, we will have no business operations other than owning and managing the Bank. We will apply to the Federal Reserve and the  Connecticut  Banking  Commissioner  for approval to become a bank  holding  company.  We have  chosen a  holding  company  structure because we believe  it will  provide  flexibility  that would not  otherwise  be available. For example, with a holding company structure, we may assist the Bank in maintaining its required  capital ratios by borrowing money and  contributing the proceeds of that debt to the Bank as primary capital.  Bancorp could also be used to  acquire  additional  banks and  other  businesses,  including  mortgage companies,  leasing companies,  insurance agencies and small business investment companies.  Although it has no present plans to do so, Bancorp may in the future decide to engage in additional businesses permitted to bank holding companies or financial holding companies.

                                       12

Before  Bancorp  could  acquire  interests  in other  banks or expand into other businesses, it may need to obtain regulatory approvals and might need additional capital.

         Bancorp is a legal  entity  separate and  distinct  from the Bank.  The principal  sources of Bancorp's cash flow,  including cash flow to pay dividends to its  shareholders,  are dividends that the Bank pays to its sole shareholder,
Bancorp.  Statutory and  regulatory  limitations  apply to the Bank's payment of dividends  to Bancorp as well as to Bancorp's  payment of cash  dividends to its shareholders.

Properties

         Bancorp  has  leased a  free-standing  building  located  at 215 Church
Street,  New Haven,  Connecticut,  located in the central business and financial district of New Haven. Bancorp has assigned this lease to the Bank, and the Bank has assumed all of the rights and  obligations of Bancorp under this lease.  See
"Business of the Bank -  Properties."  The offices of Bancorp will be located in this building.

Employees

         Bancorp  anticipates  that it will have no  employees  who are not also employees of, and compensated by, the Bank.

Legal Proceedings

         There is no litigation currently pending or threatened against Bancorp.

                              BUSINESS OF THE BANK

         As a bank "in organization"  under the provisions of the Banking Law of
Connecticut,  the Bank's current business  consists solely of organizing  itself with a view to receiving a Final  Certificate of Authority from the  Connecticut
Chartering  Authority,  including  obtaining its initial capital,  and obtaining other regulatory approvals to permit it to conduct business. The balance of this section  assumes that the Bank receives its Final  Certificate  of Authority and other regulatory approvals and commences banking operations.

Business Strategy

         Through our local management and decision making, we believe we will be well  situated to provide  responsive  service and  financial  products that are tailored to meet the needs of small- to medium-sized  businesses,  professionals and individuals  located  throughout the greater New Haven area. We believe that local control will allow the Bank to serve  customers more  efficiently and will aid in the Bank's growth and success.

         Although  size gives larger banks  advantages in competing for business from large  corporations,  including  higher  lending  limits and the ability to offer a  broader  range of  services,  we  believe  that  there is a void in the community  banking  market in the New Haven area that we can  successfully  help fill.  We do not  expect to  compete  with large  institutions  for the  primary banking  relationships of large corporations but will compete for niches in this business and for the consumer business of their employees. We will also focus on small- to  medium-sized  businesses,  professionals  and  individuals  and their employees. This includes retail, service, wholesale distribution,  manufacturing and  international  businesses.  We intend to attract these  customers  based on relationships and contacts which the Bank's directors and management have within and beyond our primary  service  area.  In order to achieve the level of prompt, responsive service that we believe will be necessary to attract customers and to develop  the Bank's  image as a local  bank with an  individual  focus,  we will employ the following strategies:

                                       13

               •    Experienced   Senior   Management.   We  have  hired  senior
                    management personnel, consisting of Joseph V. Ciaburri, Gary
                    D. Mullin and Paul V. Erwin, who possess,  in the aggregate, over 80 years of experience in the banking  industry as well as substantial  business and banking  contacts in our target primary and secondary markets.

               •    Well Qualified Employees. We will strive to hire experienced staff who  appreciate  our emphasis on  professionalism  and person-to-person  customer  service and who have established significant  customer  relationships  through  prior banking experience.

               •    Community-Oriented  Board of Directors.  The Bank's board of directors  consists of long-time  residents of the New Haven area who  represent  the Bank's  target  markets and will be sensitive  and  responsive  to the  needs of the  community.
                    Additionally,  the Bank's  board of  directors  represents a diverse group of entrepreneurs and professionals with a wide variety of business experience and community involvement.

               •    Community  Involvement.  The  Bank  plans  to be  an  active participant in and supporter of community  organizations and activities that promote economic  development and charitable and social causes.

               •    Personal  Service  Focus.  The Bank will focus on  providing personal  service  and  attention  to our target  customers,
                    which   include   small-   to    medium-sized    businesses,
                    professionals and individuals.  For example,  during regular
                    business   hours  incoming  phone  calls  will  be  answered
                    personally  rather  than  through  a  menu-driven  automated system.

               •    Local  Decision  Making.  We want our  customers  to enjoy a professional  bank environment with access to their specific bank officer. We will emphasize local  decision-making  with experienced  bankers,  a focus  on  employee  retention  and professional and responsive service.

Loan and Deposit Products

         We propose to offer  products and services  which could be described as
"core" products and services. Through correspondent and other relationships,  we expect  that we will be able to help our  customers  meet  all of their  banking needs, including obtaining services which we may not offer directly.

         We expect to offer corporate,  business and personal checking accounts, cash management  services,  money market,  regular savings,  regular and special certificates of deposit,  drive-in teller  services,  access to automated teller machines, wire transfers, safe deposit services and on-line banking services.

         We expect that our loan products will include  commercial  and business loans, personal loans,  mortgage loans, home equity loans,  automobile loans and education  loans. We expect to apply for preferred  lending approval status from the Small Business  Administration to enable us to make SBA loans to the Greater
New Haven business community.

         Other anticipated bank services include cashier's checks,  safe-deposit boxes, travelers checks, bank by mail, direct deposit and U.S. Saving Bonds. The
Bank plans to associate with a shared network of automated  teller machines that its customers will be able to use throughout  Connecticut and other regions. The
Bank does not currently  expect to offer trust  services.  If it wanted to offer such services in the future, it would need the prior approval of the Connecticut
Banking Commissioner.

         The  Bank  will  seek  to  establish  a sound  base  of core  deposits, including checking accounts, money market accounts,  savings accounts, a variety of certificates of deposit and IRA accounts. To attract deposits,

                                       14

the Bank will employ an aggressive  marketing  plan in the overall  service area and feature a broad product line and rates and services  competitive  with those offered  in the New Haven  market.  The  primary  sources  of  deposits  will be residents of, and businesses and their  employees  located in, New Haven and the surrounding  communities.  The  Bank  plans to  obtain  these  deposits  through personal  solicitation by its officers and directors,  direct mail solicitations and advertisements published in the local media.

Market Area

         The Bank will be the only commercial  community bank  headquartered  in
New Haven, Connecticut. We anticipate that residents and businesses of New Haven will provide the  majority of our  deposits.  However,  we expect our market for loan  customers  will extend beyond New Haven to the  neighboring  towns of East
Haven, North Haven, West Haven, Hamden, Bethany, Orange,  Woodbridge,  Branford,
North Branford and Wallingford.

         New Haven is the second  most  populous  city in  Connecticut,  and New
Haven and its surrounding  communities  are the home of a substantial  number of small- to medium-sized  businesses and professionals.  The population of the New
Haven metropolitan area is approximately  350,000.  We believe that, by offering personal and responsive services to these businesses,  we will fulfill a need in the New Haven area  which is not being  effectively  served by large  commercial banks which are not headquartered in New Haven or by mutual savings banks.

         In  addition  to being the home of Yale  University,  there are several other  colleges  and  universities  located  in the New  Haven  area,  including
Southern  Connecticut State University,  Albertus Magnus College, the University
of New Haven and  Quinnipiac  University.  New Haven is the  location of Science
Park,  an  office  complex  that has  provided  incubator  space for a number of start-up technology and bio-technology  companies.  The City continues to pursue new  development  strategies to encourage  business  development  to replace its former  manufacturing  industry.  The  City is  also  the  home of two  teaching hospitals, Yale-New Haven Hospital and the Hospital of Saint Raphael.

Competition

         Greater New Haven is currently  served by  approximately  70 offices of commercial banks, none of which is headquartered in New Haven. In addition,  New
Haven  Savings  Bank, a mutual  savings  bank,  has 16 branches in the New Haven market. All of these banks are substantially larger than we will be and are able to  offer  products  and  services  which we may  find  impracticable  for us to provide.

         There  are  numerous  banks  and  financial  institutions  serving  the communities  surrounding  New Haven  which also draw  customers  from New Haven, posing  significant  competition  to us for deposits  and loans.  We also expect competition from out-of-state financial institutions. We will have to obtain our
customers   from  the  customer  base  of  such  existing  banks  and  financial institutions and from growth in New Haven and the surrounding area. Many of such banks and financial  institutions  are well  established  and well  capitalized, allowing them to provide a greater range of services  (including trust services)
than we will be able to offer.

         Intense market demands,  economic pressures and significant legislative and regulatory actions have eroded banking industry  classifications  which were once clearly defined and have increased competition among banks as well as among banks and other financial  institutions.  Some of the results to banks and other financial  institutions  of these market dynamics and legislative and regulatory changes have been: a number of new competitors  offering  services  historically offered  only by  commercial  banks;  non-bank  corporations  offering  services traditionally offered only by banks; increased customer awareness of product and service differences among competitors; and increased merger activity.

                                       15

         Additional  legislative  and  regulatory  changes  may affect us in the future; the nature of such changes and the effect of their implementation cannot be assessed. New rules and regulations may, among other things, revise limits on interest  rates on various  categories  of deposits  and may limit or  influence interest  rates on loans.  Monetary  and fiscal  policies  of the United  States
government   and  its   instrumentalities,   including   the  Federal   Reserve,
significantly  influence  the growth of loans,  investments  and  deposits.  The present  bank  regulatory  scheme is  undergoing  significant  change both as it affects the banking industry itself and as it affects  competition between banks and non-bank financial institutions.

Properties

         Bancorp  assigned to the Bank, and the Bank has assumed all obligations under, a lease for a free-standing  building  located at 215 Church Street,  New
Haven, Connecticut, in the central business and financial district of New Haven.
The  location  is a former  bank  branch  and will be  renovated  for use as the headquarters of the Bank and Bancorp.  The building has a drive-up  teller,  two vaults  and a night  deposit  drop.  We will also  install an  automated  teller machine.  We have engaged an architect and a contractor to perform the necessary renovations  with an  estimated  cost of  $230,000  although we do not expect to complete such renovations until after this offering has been completed. The Bank anticipates that, in the future, it will establish additional offices in the New
Haven area.

         The lease is for an initial term of five years and three months.  There is also an option to extend the term for up to three five-year additional terms.
There is no base rent payable for the first three months of the term and monthly rent will be $4,117.08 thereafter until the opening of the Bank. The annual base rent during the balance of the initial  term will be $107,400 for the first year and  increases  each year to $125,500 for the fifth year.  The base rent for the option periods is also fixed in the lease. The Bank will also be responsible for all costs to maintain the building,  other than structural repairs,  and for all real estate  taxes.  The Bank as Bancorp's  assignee  will have a right of first refusal to purchase the building.

         To the  extent  that the  building  contains  space not  needed for our operations, we expect to sublease such excess to the extent practicable. We have already  subleased  approximately  160 square feet of office space to Ciaburri &
Company, Inc., a company owned by Michael M. Ciaburri, Joseph V. Ciaburri's son.
In  addition,  we have  subleased  approximately  1,045  square feet to Elmer F.
Laydon, Jr., the son of Elmer F. Laydon, one of our directors. For a description of these subleases, see "Related Party Transactions."

Employees

         The Bank intends to commence  operations with a staff of  approximately nine  full-time and  part-time  employees,  including  Joseph V.  Ciaburri,  its
Chairman and Chief Executive  Officer,  Gary D. Mullin,  its President and Chief
Operating  Officer,  and Paul V.  Erwin,  its Senior  Vice  President  and Chief
Financial  Officer.  These  employees will include  administrative  and clerical personnel. The Bank is currently conducting a search for such personnel. Failure to hire qualified personnel on a timely basis can be expected to affect the Bank adversely.

         Most routine day-to-day  banking  transactions will be performed at the
Bank  by  its  employees.  However,  the  Bank  will  enter  into  a  number  of arrangements for banking services such as correspondent banking, data processing and armored  carriers.  The Bank has not yet entered into any such  arrangements but  believes  there  is no  reason  that it will  not be able to do so on terms acceptable to it.

Legal Proceedings

         There is no  litigation  currently  pending or  threatened  against the
Bank.

                                       16

                           REGULATION AND SUPERVISION

         Both  Bancorp  and the Bank  will be  subject  to  extensive  state and federal banking regulations that impose restrictions on, and provide for general regulatory  oversight of, our operations.  These laws are generally  intended to protect depositors and not shareholders. The following discussion summarizes the material elements of the regulatory framework that will apply.

Bancorp

         Since Bancorp will own all of the capital stock of the Bank, it will be a bank holding  company  under the federal Bank Holding  Company Act of 1956 and the  Connecticut  Bank Holding  Company and Bank  Acquisition  Act. As a result,
Bancorp will primarily be subject to the supervision, examination, and reporting requirements  of the Bank Holding Company Act and the regulations of the Federal
Reserve.

         Acquisitions of Banks. The Bank Holding Company Act requires every bank holding company to obtain the Federal Reserve's prior approval before:

                    •    Acquiring  direct or indirect  ownership  or control of
                         any   voting   shares   of  any   bank,   including   a
                         newly-organized  bank, if, after the  acquisition,  the
                         bank holding company will directly or indirectly own or
                         control more than 5% of the bank's voting shares;

                    •    Acquiring all or substantially all of the assets of any
                         bank; or

                    •    Merging or  consolidating  with any other bank  holding
                         company.

         Change in Bank Control. Subject to various exceptions, the Bank Holding
Company Act and the federal  Change in Bank Control Act,  together  with related regulations, require Federal Reserve approval prior to any person's or company's acquiring "control" of a bank holding company.  Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company.  Control is rebuttably presumed to exist if a person or a company  acquires 10% or more,  but less than 25%, of any class of  voting  securities  and  either  the bank  holding  company  has  securities registered  under Section 12 of the Securities  Exchange Act of 1934 or no other person owns a greater percentage of that class of voting securities  immediately after the transaction.

         Permitted Activities. On November 12, 1999, the Gramm-Leach-Bliley Act,
which  amended the Bank  Holding  Company  Act,  was  enacted.  This Act greatly expands the  activities in which bank holding  companies and affiliates of banks are permitted to engage. The  Gramm-Leach-Bliley Act eliminates many federal and state law barriers to affiliations  among banks and securities firms,  insurance
companies  and  other  financial  service  providers.   The  provisions  of  the
Gramm-Leach-Bliley   Act  relating  to  permitted  activities  of  bank  holding companies and affiliates of banks became effective on March 11, 2000.

         Generally,  if  Bancorp  qualifies  and  elects to  become a  financial holding  company,  it may engage in  activities  that are financial in nature or incidental  or  complementary  to a  financial  activity.  Activities  that  the
Gramm-Leach-Bliley  Act expressly lists as financial in nature include insurance activities,  providing financial, investment and advisory services, underwriting securities and limited merchant banking activities.

         For Bancorp to qualify to become a financial holding company,  the Bank and  any  other  depository  institution  subsidiary  of  Bancorp  must  be well capitalized and well managed and must have a Community  Reinvestment  Act rating of at least satisfactory.  Additionally,  Bancorp must file an election with the
Federal  Reserve to become a  financial  holding  company  and must  provide the
Federal  Reserve with 30 days'  written  notice prior to engaging in a permitted financial  activity.  We have no plans to elect to  become a  financial  holding company.

                                       17

         Under the Bank Holding  Company Act, a bank holding  company  which has not  qualified  or elected to become a financial  holding  company is  generally prohibited from engaging in or acquiring direct or indirect control of more than
5% of the voting shares of any company engaged in nonbanking  activities  unless prior to the enactment of the  Gramm-Leach-Bliley  Act the Federal Reserve found those  activities to be so closely related to banking as to be a proper incident to the business of banking.  Activities that the Federal Reserve has found to be so closely related to banking to be a proper incident to the business of banking include:  factoring accounts  receivable,  acquiring or servicing loans, leasing
personal  property,   conducting  discount  securities   brokerage   activities,
performing  selected  data  processing  services,  acting  as agent or broker in selling  credit life  insurance and other types of insurance in connection  with credit transactions and performing selected insurance underwriting activities.

         Despite prior  approval,  the Federal  Reserve may order a bank holding company or its subsidiaries to terminate any of these activities or to terminate its  ownership  or control of any  subsidiary  when it has  reasonable  cause to believe that the bank holding company's continued ownership, activity or control constitutes  a serious risk to the financial  safety,  soundness or stability of any of its bank subsidiaries.

         Support of Subsidiary Institutions.  Under Federal Reserve policy, bank holding companies are expected to act as a source of financial strength for, and to commit resources to support, their depository institution subsidiaries.  This support may be required at times when,  without this Federal Reserve policy, the bank  holding  company  might not be inclined to provide  it. In  addition,  any capital loans by a bank holding  company to a bank will be repaid only after its deposits  and other  indebtedness  are  repaid  in full.  In the event of a bank holding  company's  bankruptcy,  any commitment by the bank holding company to a federal bank regulatory  agency to maintain the capital of a banking  subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

         Connecticut  State  Regulation.  As a bank holding  company  registered under the Connecticut  Bank Holding Company and Bank Acquisition Act, we will be subject to  limitations  on sale or merger and to regulation by the  Connecticut
Banking  Commissioner.  Prior to acquiring the capital stock of a state bank, we are  required to obtain the  approval of the  Commissioner.  Bancorp  intends to submit an application to the Commissioner for approval to acquire the Bank.

The Bank

         The Bank will be subject to  numerous  state and federal  statutes  and regulations that will affect its business, activities and operations, and it may be  supervised  and  examined  by one or more state or federal  bank  regulatory agencies.  Since the Bank will be chartered as a Connecticut state bank, it will primarily be subject to the supervision,  examination and reporting requirements of the Banking Law of Connecticut and the regulations of the Connecticut Banking
Commissioner.  The Commissioner will regularly examine the Bank's operations and has the  authority  to approve  or  disapprove  mergers,  the  establishment  of branches and similar corporate  actions.  The Commissioner also has the power to prevent the continuance or development of unsafe or unsound banking practices or other  violations of law.  Additionally,  the Bank's deposits will be insured by the FDIC to the maximum extent  provided by law, and the Bank will be subject to supervision and regulation by the FDIC.

         Branching.  The Bank will be  required  to obtain the  approval  of the
Connecticut  Banking   Commissioner  prior  to  establishing  or  acquiring  any
branches. The Bank generally may branch across state lines by merging with banks in other states if allowed by the applicable states' laws. Connecticut law, with limited exceptions, currently permits branching across state lines.

         Prompt Corrective  Action.  The Federal Deposit  Insurance  Corporation
Improvements  Act of 1991  establishes a system of prompt  corrective  action to resolve the  problems of  undercapitalized  financial  institutions.  Under this system,  federal banking  regulators have established  five capital  categories,
well  capitalized,  adequately  capitalized,   undercapitalized,   significantly
undercapitalized and critically

                                       18

undercapitalized,  in which all institutions  are placed.  To be considered well capitalized,  a bank  must  have a  leverage  ratio of no less than 5%, a Tier 1 risk-based capital ratio of no less than 6% and a total risk-based capital ratio
of  no  less  than  10%.  These  ratios  are  described   below  under  "Capital
Requirements."  Additionally,  the bank must not be under any order or directive from the appropriate  regulatory  agency to meet and maintain a specific capital level.  The federal  banking  agencies  have also  specified by  regulation  the relevant capital levels for each of the other categories.

         Federal  banking   regulators  are  required  to  take  some  mandatory
supervisory actions and are authorized to take other discretionary  actions with respect to institutions in the three undercapitalized  categories.  The severity of the action  depends  upon the capital  category in which the  institution  is placed.  Generally,  subject to a narrow  exception,  the banking regulator must appoint  a  receiver  or  conservator  for an  institution  that  is  critically undercapitalized.  An institution in any of the  undercapitalized  categories is required to submit an acceptable  capital  restoration  plan to its  appropriate federal banking agency.  A bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan up to the lesser of 5%
of an  undercapitalized  subsidiary's  assets  or the  amount  required  to meet
regulatory  capital  requirements.   An  undercapitalized  institution  is  also
generally   prohibited  from   increasing  its  average  total  assets,   making
acquisitions, establishing any branches or engaging in any new line of business, except under an accepted  capital  restoration  plan or with FDIC approval.  The
Federal  Reserve  regulations  also  establish  procedures  for  downgrading  an institution to a lower capital category based on supervisory  factors other than capital.

         FDIC  Insurance   Assessments.   The  FDIC  has  adopted  a  risk-based
assessment system for determining an insured depository  institution's insurance assessment  rate.  The  system  takes into  account  the risks  attributable  to
different   categories  and   concentrations  of  assets  and  liabilities.   An
institution  is  placed  into  one  of  three  capital   categories:   (1)  well
capitalized;  (2) adequately capitalized;  or (3) undercapitalized.  These three categories are substantially  similar to the prompt corrective action categories described above, with the  "undercapitalized"  category  including  institutions
that  are  undercapitalized,   significantly   undercapitalized  and  critically
undercapitalized.  The  FDIC  also  assigns  an  institution  to  one  of  three supervisory  subgroups based on a supervisory  evaluation that the institution's primary federal  regulator  provides to the FDIC and  information  that the FDIC determines to be relevant to the institution's  financial condition and the risk posed to the deposit  insurance funds.  Assessments range from 0 to 27 cents per
$100 of deposits,  depending on the institution's  capital group and supervisory subgroup.  The FDIC has recently proposed changes to the method by which deposit insurance premiums would be assessed, the practical effect of which, if adopted, would require more institutions to pay higher premiums than currently  required.
In addition,  the FDIC imposes  assessments  to help pay off the $780 million in annual interest payments on the $8 billion Financing Corporation bonds issued in the late 1980's as part of the government rescue of the thrift industry.

         The FDIC may  terminate  its insurance of deposits if it finds that the institution  has  engaged in unsafe and  unsound  practices,  is in an unsafe or unsound  condition to continue  operations or has violated any  applicable  law, regulation, rule, order or condition imposed by the FDIC.

         Community  Reinvestment  Act. The Community  Reinvestment  Act requires that, in connection  with  examinations of financial  institutions  within their respective  jurisdictions,  the  Federal  Reserve,  the FDIC or the  Connecticut
Banking  Commissioner must evaluate the record of each financial  institution in meeting the credit  needs of its local  community,  including  low and  moderate income  neighborhoods.  These factors are also considered in evaluating mergers, acquisitions and applications to open a branch or facility.  Failure  adequately to meet these criteria could impose  additional  requirements and limitations on the Bank. Under the  Gramm-Leach-Bliley  Act, banks with aggregate assets of not more than $250 million are subject to a Community  Reinvestment  Act examination only once every 60 months if the bank receives an outstanding rating, once every
48 months if it  receives a  satisfactory  rating and as needed if the rating is less than satisfactory.  Additionally,  under the Gramm-Leach-Bliley  Act, banks are required to disclose  publicly the terms of various  Community  Reinvestment
Act-related agreements. Under Connecticut banking laws, the

                                       19

Connecticut Banking  Commissioner must consider a bank's community  reinvestment record  when  making a decision  on a new branch  office,  relocation  of a main office or a branch or a merger or acquisition.

         Other  Regulations.  Interest and other charges collected or contracted for by the Bank are  subject to state  usury laws and  federal  laws  concerning interest  rates.  The Bank's loan  operations  are also  subject to federal laws applicable to credit transactions, such as:

          •    The federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

          •    The Home Mortgage  Disclosure  Act of 1975,  requiring  financial institutions  to  provide  information  to enable  the public and public officials to determine whether a financial  institution is fulfilling  its  obligation to help meet the housing needs of the community it serves;

          •    The Equal Credit Opportunity Act,  prohibiting  discrimination on the basis of race, creed or other prohibited factors in extending credit;

          •    The Fair  Credit  Reporting  Act of 1978,  governing  the use and provision of information to credit reporting agencies;

          •    The Fair  Debt  Collection  Act,  governing  the  manner in which consumer debts may be collected by collection agencies; and

          •    The rules and regulations of the various federal agencies charged with the responsibility of implementing these federal laws.

               The deposit operations of the Bank are subject to:

          •    The  Right to  Financial  Privacy  Act,  which  imposes a duty to
               maintain   confidentiality  of  consumer  financial  records  and
               prescribes procedures for complying with administrative subpoenas of financial records; and

          •    The Electronic  Funds Transfer Act and Regulation E issued by the
               Federal  Reserve to implement that act,  which governs  automatic deposits to and withdrawals  from deposit accounts and customers'
               rights and liabilities  arising from the use of automated  teller machines and other electronic banking services.

                              CAPITAL REQUIREMENTS

         Bancorp  and the Bank  will be  required  to  comply  with the  capital adequacy standards  established by the Federal Reserve,  in the case of Bancorp, and the FDIC,  in the case of the Bank.  The Federal  Reserve has  established a risk-based and a leverage measure of capital adequacy for bank holding companies that is substantially similar to that adopted by the FDIC.

         The  risk-based  capital  standards  are  designed  to make  regulatory capital  requirements more sensitive to differences in risk profiles among banks and bank holding  companies,  to account for  off-balance-sheet  exposure and to minimize  disincentives for holding liquid assets.  Assets and off-balance-sheet items, such as letters of credit and unfunded loan commitments,  are assigned to broad risk categories, each with appropriate risk weights. The resulting capital ratios  represent  capital as a  percentage  of total  risk-weighted  assets and off-balance-sheet items.

                                       20

         The minimum  guideline for the ratio of total capital to  risk-weighted assets is 8%. Total capital consists of two components:  Tier 1 Capital and Tier
2 Capital.  Tier 1 Capital generally  consists of common  shareholders'  equity,
minority  interests  in  the  equity  accounts  of  consolidated   subsidiaries,
qualifying  noncumulative  perpetual  preferred  stock,  and a limited amount of qualifying  cumulative  perpetual  preferred  stock,  less  goodwill  and  other specified  intangible  assets.  Tier  1  Capital  must  equal  at  least  4%  of risk-weighted  assets.  Tier 2 Capital generally  consists of subordinated debt, other  preferred  stock and  hybrid  capital  and a limited  amount of loan loss reserves.  The  total  amount  of Tier 2 Capital  is  limited  to 100% of Tier 1
Capital.

         In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding  companies.  These guidelines  provide for a minimum ratio of Tier 1 Capital to average  assets,  less  goodwill and other  specified intangible  assets, of 3% for bank holding companies that meet certain specified criteria,  including having the highest  regulatory  rating and implementing the
Federal  Reserve's  risk-based  capital  measure for market risk. All other bank holding  companies  generally  are  required to maintain a leverage  ratio of at least 4%. The guidelines also provide that bank holding  companies  experiencing internal growth, as will be the case for Bancorp, or making acquisitions will be expected to maintain strong capital  positions  substantially  above the minimum supervisory  levels  without  significant  reliance on  intangible  assets.  The
Federal  Reserve  considers the leverage  ratio and other  indicators of capital strength in evaluating proposals for expansion or new activities.

         Bancorp and the Bank are also both subject to other capital  guidelines issued by the Federal  Reserve  and the FDIC,  respectively,  which  provide for minimum ratios of total capital to total assets.

         Failure to meet capital guidelines could subject a bank or bank holding company  to a variety of  enforcement  remedies,  including  the  issuance  of a capital  directive,  the  termination  of  deposit  insurance  by  the  FDIC,  a prohibition on accepting brokered deposits and certain other restrictions on its business. As described above, substantial additional restrictions can be imposed on FDIC-insured  depository  institutions  that fail to meet applicable  capital requirements.  See  "Regulation and  Supervision - The  Bank--Prompt  Corrective
Action."

                         MANAGEMENT'S PLAN OF OPERATIONS

         The  Bank  has  adopted  a plan of  operations  for its  first  year of operations.  Following the  completion  of the offering  there will be period of remodeling  the Bank's  main  offices at 215 Church  Street,  which  should take approximately 90 days. This remodeling will need to be completed before the Bank can open for business, which we currently expect will occur in the third quarter of  2001.  During  that  90-day  period,  the  Bank  will be  arranging  for the outsourcing of its data processing and computer  systems and will hire and train its staff,  purchase  equipment  necessary for the  transaction  of business and engage a  correspondent  bank. The Bank will also pursue receipt of insurance of its  deposits  from the FDIC and its Final  Certificate  of  Authority  from the
Connecticut  Chartering  Authority,  and  Bancorp  will pursue  Federal  Reserve approval to become a bank  holding  company.  An  estimate of the  pre-operating
expenses   through   August  31,  2001  is  included  in   "Organizational   and
pre-operating expenses" under "Use of Proceeds."

         The Bank  anticipates  that upon  receiving  its Final  Certificate  of
Authority, it will seek customer accounts and deposits, make loans and engage in general commercial banking activities. See "Business of the Bank."

         We anticipate that the Bank will incur approximately  $230,000 in costs for leasehold  improvements  for office  interior  remodeling and  approximately
$175,000 in costs for  furniture,  fixtures and equipment for its offices.  This includes all equipment needed for the operating of the Bank, such as telephones, computers,  security equipment,  furniture,  and an automated teller machine. We will contract with outside vendors for data processing, internal auditing, human resources and marketing services. We anticipate annual costs in

                                       21

our first year of operations of  approximately  $50,000 for our data  processing services and $20,000 for internal  auditing.  We believe that the gross proceeds of the offering ($11,600,000 if the minimum shares are sold,  $12,000,000 if the maximum shares are sold, and $13,340,000  (minimum) and $13,800,000 (maximum) if the  underwriter's  over  allotment is exercised in full) will be  sufficient to fund the  expenses of  establishing  and  operating  Bancorp and the Bank for at least a  three-year  period.  We do not  currently  anticipate  a need to  raise additional  capital  during that  period.  See "Use of  Proceeds"  and  "Capital
Requirements."

         We expect that the Bank will commence  operations  with nine employees, including Mr. Ciaburri, Mr. Mullin and Mr. Erwin, and based on projections could have  twelve  employees  during  the  second  year  and  approximately  fourteen employees  in the third  year.  Should the Bank grow  beyond  projected  numbers during that period,  it is possible  that more  employees  would be needed.  The employees  of the Bank  would  also  take  care of the  administrative  needs of
Bancorp.

                                   MANAGEMENT

Directors and Executive Officers of Bancorp

         Identification of Directors and Executive Officers of Bancorp

         The following table sets forth certain  information about the directors and executive  officers of Bancorp.  Each of the directors other than Mr. Jacobs and Mr.  Spadaro  has  served as a director  of  Bancorp  and the Bank since its respective organization. Mr. Jacobs and Mr. Spadaro were elected as directors of
Bancorp and the Bank in 2001. Except as otherwise indicated, each of the persons named  has held his  current  principal  occupation  for more than the last five years.  Mr.  Jacobs  and Mr.  Spadaro  have  submitted  biographical  and  other
information  to  applicable   regulatory  agencies  for  confirmation  of  their
suitability to be directors of the Bank. For  information  about the anticipated security  ownership of each of the persons  named in the  following  table,  see
"Anticipated Security Ownership of Certain Beneficial Owners and Management."

                                Position and Offices with Bancorp and the Bank
                                                     and                       Term
       Name           Age          Principal Occupations and Employment       Expires

Joseph V. Ciaburri    71      Chairman  and Chief  Executive  Officer and a     2004
                              director  of Bancorp  and the Bank and Acting
                              Treasurer    of    Bancorp;    involved    in
                              organization of the Bank since 1999; Director
                              of Development of Southern  Connecticut State
                              University from July 1993 to August 1999; Mr.
                              Ciaburri was employed in  commercial  banking
                              in the New Haven area for over  forty  years,
                              including  as President  and Chief  Executive
                              Officer  of two area  banks for a total of 15
                              years
G. Leon Jacobs        62      Director  of  Bancorp  and the  Bank;  Tribalv    2003
                              Manager,  Mashantucket  Pequot  Tribal Nation
                              (government)
Elmer F. Laydon       65      Director  and Vice  Chairman of Bancorp and a     2004
                              director  of  the  Bank;  President,   Laydon
                              Construction   Co.   (building   contractor);
                              former  Chairman of the Board of Directors of
                              Shoreline Bank and Trust Company

                                       22

                                Position and Offices with Bancorp and the Bank
                                                     and                        Term
       Name           Age          Principal Occupations and Employment        Expires

Joshua Sandman         58     Director  of  Bancorp  and  a  director   and     2003
                              Treasurer  of  the  Bank;   Vice   President,
                              Deitsch  Plastics  (plastic  fabricating) and
                              Professor,  University  of New Haven;  former
                              Director of The Bank of New Haven

Alphonse F. Spadaro    59     Director  of Bancorp  and the Bank;  managing
                              partner  of  Levitsky  &   Berney,   P.C.
                              (public accounting firm)
Paul V. Erwin          55     Senior  Vice  President  and Chief  Financial      Not
                              Officer of Bancorp and the Bank since  March,   Applicable
                              2001; owner of CVA Associates (consultants to
                              financial  institutions)  from  1997 to 2001;
                              Vice President and Chief Financial Officer of
                              Birmingham  Utilities,   Inc.  (water  supply
                              company) from 1993 to 1997; employed as chief
                              financial officer or controller in commercial
                              banking for 11 years

         Committees of the Board of Bancorp

         The Board of Directors of Bancorp has  established  an Audit  Committee which will oversee all audit and compliance  functions of Bancorp,  internal and external,  and set  policy as to what  audits  will be done.  Both the  internal auditor and the external auditor will report directly to the Audit Committee. In performing its  functions,  the Audit  Committee of Bancorp will  coordinate its activities with those of the Audit Committee of the Bank. The current members of the Audit Committee of Bancorp are Alphonse F. Spadaro (Chair),  Elmer F. Laydon
and Joshua Sandman.

         For a description of the Stock Option  Committee,  see "Compensation of
Executive Officers - The 2001 Stock Option Plan."

         Compensation of Directors of Bancorp

         Initially,  no director of Bancorp who is not an employee of Bancorp or the Bank will receive  compensation for serving as a director of Bancorp or as a member of any committee of its board. However, see "The 2001 Warrant Plan."

Additional Directors and Executive Officers of the Bank

         Identification of Additional Directors and Executive Officers of the Bank

         The following table sets forth certain  information about the directors and  executive  officers of the Bank,  other than those  named in the  preceding table.  Each of the  directors  has served as a  director  of the Bank since its organization  other than Gary D. Mullin and  Janette J. Parker who were  elected directors  of the Bank in  2001.  Except  as  otherwise  indicated,  each of the persons named has held his or her current principal occupation for more than the last five years. Mr. Mullin and Ms. Parker have submitted biographical and other
information  to  applicable   regulatory  agencies  for  confirmation  of  their
suitability to be directors of the Bank. For  information  about the anticipated security  ownership of each of the persons  named in the  following  table,  see
"Anticipated Security Ownership of Certain Beneficial Owners and Management."

                                       23

                                   Position and Offices with the Bank and
          Name           Age        Principal Occupations and Employment
          ----           ---        ------------------------------------

Carl R. Borrelli         64     Director  of  the  Bank;  Treasurer,   All-Brite
                                Electric,     Inc.    (commercial     electrical
                                contracting)

James S. Brownstein      53     Director  of  the  Bank;  lawyer,  Kantrovitz  &
                                Brownstein, P.C. (law firm)

Janette J. Parker        69     Director of the Bank; retired owner of childcare
                                business

W. Martyn Philpot, Jr.   44     Director of the Bank;  lawyer, Law Offices of W.
                                Martyn Philpot, Jr. (law firm)

Alfred J. Ranieri, Jr.   58     Director of the Bank; physician

J. Daniel Sagarin        60     Director  of the  Bank;  lawyer,  Hurwitz  &
                                Sagarin, LLC (law firm)

Gary D. Mullin           49     President  and Chief  Operating  Officer  of the
                                Bank since  March,  2001;  director  of the Bank
                                since April,  2001;  co-founder and President of
                                Business   Lenders,   LLC  from  1994  to  2001;
                                employed in  commercial  banking in  Connecticut
                                for over 24 years

         Committees of the Board of the Bank

         The Board of Directors of the Bank has established an Audit  Committee, a Loan Committee, an Investment Committee and a Compensation Committee.

         The Audit Committee will oversee all audit and compliance  functions of the Bank, internal and external,  and set policy as to what audits will be done.
Both the internal  auditor and the external  auditor will report directly to the
Audit  Committee.  In performing its functions,  the Audit Committee of the Bank will coordinate its activities with those of the Audit Committee of Bancorp. The current  members of the Audit  Committee  of the Bank are  Alphonse  F.  Spadaro
(Chair), James S. Brownstein and W. Martyn Philpot, Jr.

         The Loan Committee will be responsible  for the overall  lending policy and lending  activities of the Bank. The Loan Committee will have final approval of all loans by the lending officers of the Bank and will review and approve all loans to be made  above  the loan  officers'  individual  lending  authority  of
$100,000. The current members of the Loan Committee are Elmer F. Laydon (Chair),
Carl R. Borrelli, James S. Brownstein, Janette J. Parker, W. Martyn Philpot, Jr.
and Joshua Sandman.

         The Investment Committee will be responsible for the overall investment policy of the Bank and will review all investments made by the management of the
Bank. The Investment Committee will also approve and oversee the asset-liability function of the Bank. The current members of the Investment Committee are Alfred
J.  Ranieri,  Jr.  (Chair),  Janette J.  Parker,  G. Leon  Jacobs and J.  Daniel
Sagarin.

         The  Compensation  Committee will be responsible  for  determining  the compensation,  including  salaries,  bonuses and other benefits,  for the Bank's senior  management.  The  Compensation  Committee will also be  responsible  for determining compensation and benefits policies for the Bank. The current members of the  Compensation  Committee  of the Bank  are  Elmer F.  Laydon,  Alfred  J.
Ranieri, Jr. and Joshua Sandman.

                                       24

         Compensation of Directors of the Bank

         Initially, no director of the Bank who is not an employee of Bancorp or the Bank will receive compensation for serving as a director of the Bank or as a member of any committee of its board. However, see "The 2001 Warrant Plan."

       OTHER PERSONS INSTRUMENTAL IN THE FOUNDING OF BANCORP AND THE BANK

         In addition to the persons identified above under  "Management,"  other persons have contributed their talents and/or financial support to the formation and organization of Bancorp and the Bank. Kenneth Campbell, George Collins, Sr.,
Mark Levy,  Janet Levy,  Richard  Lightfoot,  James  Salatto and Joseph  Salatto
served  as  organizers  of the  Bank  and as  directors  of the  Bank  from  its organization  to February 2001 (or in the case of Mr.  Collins,  Sr.,  until his death).  These  individuals  (except for Mr. Campbell whose advances were repaid without interest  following his  resignation),  as well as George Collins,  Jr.,
Joseph Deitsch,  Mordecai Deitsch, Jacob Pinson, Enrique Sales Romer and Michael
Rosenberg,  have advanced funds on a non-interest  bearing basis for Bancorp and the Bank to pay organizational and pre-operating expenses.
See "Related Party Transactions."

         On October 12, 2000, George Collins,  Sr., one of the organizers and an initial director of the Bank,  passed away. In  acknowledgement  of Dr. Collins'
contributions to the organization of the Bank, it is expected that the boards of directors  of both  Bancorp and the Bank will honor Dr.  Collins  with the title
Founding Director.

                       COMPENSATION OF EXECUTIVE OFFICERS

Employment Arrangements

         The Bank and Bancorp have entered into an employment agreement with Mr.
Ciaburri  to serve as  Chairman  and  Chief  Executive  Officer  of the Bank and
Bancorp.  The  agreement  has an initial  term of five years  commencing  on the opening of the Bank, but the employment  agreement may be terminated by the Bank at the end of four  years upon six  months'  notice.  At the end of the  initial five-year term and at the end of each extension,  the remaining term is extended for an additional  one-year term unless either party gives the other six months'
notice of intent not to extend.  Mr. Ciaburri will receive an annual base salary of $150,000,  with annual  adjustments  based on changes in the  consumer  price index, and an annual bonus as determined by the Board of Directors. Mr. Ciaburri will also be entitled to such bonuses and raises as the Board of  Directors  may determine.  Bancorp and the Bank will also pay for  medical and life  insurance.
Mr. Ciaburri will also receive options to purchase 50,000 shares of common stock of  Bancorp.  Upon the  termination  of Mr.  Ciaburri's  employment  (other than termination  for cause (as defined)),  Mr.  Ciaburri will continue to serve as a director of Bancorp  and the Bank with the title  "Chairman  Emeritus"  and as a consultant for a period of one year. Mr.  Ciaburri will receive a consulting fee of $60,000 plus supplemental health insurance during the consulting period.

         If  Mr.   Ciaburri   terminates   his   employment   because   his  job
responsibilities are significantly reduced or because he is required to relocate outside of New Haven or Fairfield counties or if his employment is terminated by
Bancorp  and the Bank  other than for cause (as  defined)  or his death or total disability,  Mr.  Ciaburri  will be  entitled  to  continue  to receive his then current  base  salary  for the  balance  of the term as then in  effect.  If Mr.
Ciaburri's position as Chairman of the Board and Chief Executive Officer ends or his  responsibilities  are  substantially  reduced  as a  result  of a  business combination (as defined),  Mr. Ciaburri would also be entitled to receive a lump sum payment equal to three times his then current base annual compensation.

                                       25

         From  September  15,  2000  until  commencement  of  the  term  of  his employment  agreement,  the Bank pays Mr.  Ciaburri a monthly  consulting fee of
$8,333 plus  reimbursement  of expenses as if his  employment  agreement were in effect.

         The Bank has entered into an employment  agreement  with Gary D. Mullin to serve as President and Chief Operating Officer of the Bank. The agreement has a term of three years  commencing  on the opening of the Bank.  Mr.  Mullin will receive an annual base salary of  $130,000,  with such  annual  adjustments  and merit bonuses as are  determined  by the Board of Directors.  The Bank will also pay for medical and life  insurance.  Mr.  Mullin will also  receive  options to purchase 20,000 shares of common stock of Bancorp.

         From March 1, 2001  until  commencement  of the term of his  employment agreement,  the Bank pays Mr.  Mullin a monthly  consulting  fee of $7,222  plus reimbursement  of expenses as if his employment  agreement  were in effect.  The
Bank also provides medical insurance for Mr. Mullin.

         Neither  Bancorp nor the Bank has entered into an employment  agreement with Paul V. Erwin, Senior Vice President and Chief Financial Officer of Bancorp
and the Bank. Mr. Erwin will initially receive an annual salary of $100,000.  In addition,  Mr.  Erwin will  receive  options to purchase  5,000 shares of common stock of Bancorp.

The 2001 Stock Option Plan

         Description of the Stock Option Plan

         Bancorp  has adopted the 2001 Stock  Option Plan (the  "Option  Plan").
Under the Option Plan, an aggregate of 90,000  shares of Bancorp's  common stock are reserved for issuance upon the exercise of options  granted under the Option
Plan, subject to adjustment as described below.

         A  committee  of the Board of  Directors  of  Bancorp,  or the Board of
Directors of Bancorp if no such committee is designated  (such  committee or the
Board of  Directors,  as the case may be, the  "Stock  Option  Committee")  will administer  the  Option  Plan,  will be able to grant  options to  officers  and employees  (including  directors who are officers) covering the number of shares fixed by the Stock  Option  Committee.  For  purposes of this  description,  any officer or employee  who holds an option under the Option Plan is referred to as a "Participant." The Stock Option Committee,  whose current members are Elmer F.
Laydon and Joshua Sandman, has been designated to administer the Option Plan. It is  expected  that Carl R.  Borrelli  and James S.  Brownstein  will also attend meetings of the Stock Option Committee.

         Stock options authorized under the Option Plan are rights to purchase a specified  number of  shares of  Bancorp  common  stock at a set price  during a specified  period.  The Option Plan  authorizes  the grant of incentive  options
("Incentive Options") and non-qualified stock options  ("Non-Qualified  Options"
and,  together with  Incentive  Options,  "Options").  The principal  difference between Incentive  Options and  Non-Qualified  Options is the federal income tax consequences  relating to the exercise of the option and the subsequent  sale of the shares acquired upon exercise.

         At the time of grant of an Option to an officer or employee,  the Stock
Option  Committee  will  determine the number of shares  covered by that Option.
Alternatively, the Stock Option Committee may grant Options to employees subject to the  attainment  of such  performance  goals as the  Board of  Directors  may establish.  The date or dates the Stock  Option  Committee  determines  that the applicable  performance  goals  have  been  met will be the date of grant of the related  Options.  Under  current tax law,  the fair market value of the Bancorp common stock for which Incentive Options are exercisable for the first time by a
Participant during any calendar year may not exceed $100,000 (measured as of the date such Incentive Options are granted).

                                       26

         Unless the Stock  Option  Committee  provides  otherwise,  the exercise price for each share  covered by an Option may not be less than the Fair  Market
Value of a share of Bancorp's common stock on the date of grant. For purposes of the Option Plan,  "Fair Market  Value" is defined as the average  closing or bid price, as applicable,  for the Bancorp common stock over a 10 trading day period ending on the date of determination (or, in the case of Incentive  Options,  the closing or bid price on the day before the date of grant if higher). In the case of Incentive  Options granted to a person who owns more than 10% of the combined voting power of Bancorp or any  subsidiary,  the  exercise  price cannot be less than 110% of the Fair Market Value on the date of grant.

         Options  under the Option Plan will have a term of ten years unless the
Stock Option Committee  otherwise  determines at the time of grant,  except that
Incentive  Options  granted to any person who owns more than 10% of the combined voting power of Bancorp or any subsidiary  will have a term of five years unless the Stock Option  Committee fixes a shorter term.  Unless otherwise fixed by the
Stock Option Committee at the time of grant,  Options will become exercisable as to 40% of the shares  covered  thereby on the first  anniversary  of the date of grant,  as to an  additional  30% of the  shares  covered  thereby on the second anniversary  of the  date of grant  and as to the  remaining  30% of the  shares covered thereby on the third anniversary of the date of grant.

         Options  granted to officers  and  employees  will be  exercisable  for certain  periods  of  time  following  termination  of  employment,  unless  the employment is terminated For Cause (as defined in the Option Plan). If an option holder's employment is terminated because of death or disability,  that holder's outstanding  options  will be  exercisable  for a period  of one year  following termination to the extent they were  exercisable at the time of termination.  If an option  holder's  employment  is  terminated  other than  because of death or disability,  that holder's  outstanding options will be exercisable for a period of three months following termination to the extent they were exercisable at the time of termination.  (The Stock Option Committee will have the authority to fix different  periods of time for exercise  following  termination of employment at the time the  Option  is  granted.)  In no  event,  however,  may an  option  be exercised after the expiration of its term. If an option holder's  employment is terminated  For Cause,  that  holder's  Options  will  terminate  on the date of termination of employment.

         In  the  event  of a  "Change  in  Control"  of  Bancorp,  all  Options
outstanding under the Option Plan would become  immediately  exercisable  unless the Continuing  Directors (as defined in the Option Plan) otherwise determine in approving  the  agreement  or  transaction  which would  constitute  a Change in
Control. In general a Change in Control is defined to include:

          •    A change in control which would be reported in Bancorp's  reports under the Securities Exchange Act of 1934;

          •    The  acquisition by any person of beneficial  ownership of 50% or more of Bancorp's stock;

          •    The  failure  of a  majority  of the  directors  of Bancorp to be
               Continuing Directors;

          •    The  approval by the Board of Directors of Bancorp of the sale of all or substantially all of the assets of Bancorp; or

          •    The  approval by the Board of Directors of Bancorp of any merger, consolidation or like business  combination or  reorganization of
               Bancorp.

         If a state or federal agency  determines that the capital of Bancorp or the Bank has fallen below minimum  requirements,  the agency may require Bancorp to give notice to all Participants.  If Bancorp gives such a notice, all Options will become immediately  exercisable in full. However, any Options which are not exercised by the date  specified by Bancorp in the notice will  terminate on the date specified.

                                       27

         Full  payment for Bancorp  common  stock  purchased  on exercise of any
Option, along with payment of any required tax withholding,  must be made at the time of such exercise in cash,  in shares of Bancorp  common stock having a fair market value equal to the exercise  price and  withholding  obligation or in any combination thereof or pursuant to such "cashless exercise" procedures as may be permitted by the Committee.

         The  number  and kind of shares  available  for  grant and the  Bancorp common stock subject to outstanding awards may be adjusted to reflect the effect
of  a  stock   dividend,   split,   recapitalization,   merger,   consolidation,
reorganization, combination or exchange of Bancorp common stock.

         Federal Income Tax Consequences of the Option Plan

         The grant of an Incentive Option would have no immediate federal income tax consequences to Bancorp or the optionee. For federal income tax purposes, an optionee will not realize ordinary income upon exercise of an Incentive  Option.
The subsequent sale of stock received on such exercise will generate a long-term capital  gain or loss  provided  the  stock  is held for the  requisite  holding periods,  which are two years  from the date of grant and one year from the date of  exercise.  A  disposition  of stock  received  on such  exercise  before the requisite  holding  periods  expire  produces  ordinary  income  in the  year of disposition equal to the difference between the option price and the fair market value of the stock on the date of exercise.  The balance of the optionee's gain, if any, on such disposition will be recognized as long-term  capital gain if the rules  applicable  to the  holding  period  for  long-term  capital  assets  are satisfied. Special rules apply to disqualifying dispositions of such stock where a loss would be recognized.

         Long-term  capital gains are currently  taxed at a maximum rate of 20%.
If Incentive  Option shares are purchased for cash,  the  optionee's  income tax basis will be the amount paid.  If the optionee  pays with  previously  acquired shares, the optionee's  aggregate income tax basis in the new shares will be the same as the aggregate basis of the shares  transferred in the exchange increased by any gain realized and cash paid.

         Bancorp is not allowed a tax deduction for the benefits  conferred upon employees by  incentive  stock  options  unless the  optionees  dispose of stock acquired under circumstances which cause recognition of ordinary income. In such circumstances,  Bancorp can take a deduction  in an amount equal to the ordinary income recognized by the employee.

         Special rules apply to holders of Incentive  Options who may be subject to the alternative minimum tax on "tax preferences."

         The grant of a  Non-Qualified  Option would have no  immediate  federal income  tax  consequences  to  Bancorp  or  the  optionee.  Upon  exercise  of a
Non-Qualified  Option,  in contrast to an exercise of an Incentive  Option,  the option holder will recognize  ordinary income to the extent of the excess of the fair market value of the stock on the date of exercise (or the date of the lapse of the Section 16(b) restrictions, if applicable) over the option price. Bancorp is  entitled  to a tax  deduction  in an  amount  equal to the  ordinary  income recognized by the optionee.

         If  Non-Qualified  Options are exercised using cash, the optionee's tax basis  will be the  amount  paid plus the  amount of income  recognized.  If the optionee  pays with  previously  acquired  shares,  the tax basis in a number of shares  acquired equal to the number of shares  surrendered  will be the same as the  basis of the  shares  transferred  in the  exchange.  The tax  basis of the additional  shares  acquired  will be  their  fair  market  value at the time of exercise.

         To the extent that the  exercisability of an option is accelerated as a result of a Change in Control,  the value of the acceleration  (the value of the right to exercise  the option  sooner than would  otherwise  have been the case)
could be subject to an excise tax imposed on the optionee  under Section 4999 of the Internal Revenue Code. Such consequences would only follow,  however, if the total of the payments contingent on

                                       28

the change in control  (including the value of the  acceleration)  exceeds three times the  optionee's  base  compensation  as described in the Internal  Revenue
Code.

         The preceding  paragraphs briefly summarize the federal income tax laws applicable  to the  Option  Plan and  should  not be  considered  as a  complete statement thereof.

         Options to Executive Officers

         As described  under  "--Employment  Arrangements,"  Mr.  Ciaburri,  Mr.
Mullin and Mr. Erwin will be granted  options  under the Option Plan to purchase
50,000, 20,000 and 5,000 shares,  respectively.  Each of these options will have an exercise price of $12.00 per share, will become  exercisable as to 40% of the shares covered  thereby on the first  anniversary of the closing of the offering described  herein,  as to an additional 30% of the shares covered thereby on the second  anniversary  of such date and as to the  balance of the  shares  covered thereby on the third  anniversary of such date and will have a term of 10 years.
In the event of a Change of Control of  Bancorp,  such  options  will  thereupon become  exercisable in full. To the extent  permitted under the Internal Revenue
Code, these options will be Incentive Options

                              THE 2001 WARRANT PLAN

Background

         Bancorp has  adopted  its 2001  Warrant  Plan (the  "Warrant  Plan") to recognize  the  substantial  efforts of the directors of Bancorp and the Bank in the planning for and organization of Bancorp and the Bank.

The Warrant Plan

         Under the Warrant  Plan,  an  aggregate  of 60,000  shares of Bancorp's common  stock are  reserved  for  issuance  upon the  exercise  of the  Director
Warrants  issued  under the Warrant  Plan,  subject to  adjustment  as described below. The Director Warrants are rights to purchase a specified number of shares of Bancorp common stock at $12.00 per share during a set period.

         Director  Warrants  will be granted to the directors of Bancorp and the
Bank,  other than Mr.  Ciaburri  and Mr.  Mullin,  as of the closing date of the offering  described  herein.  Under the Warrant Plan,  each director of Bancorp, other than Mr.  Ciaburri,  will receive a Director Warrant to purchase one share of Bancorp  common  stock for each four  shares  purchased  by such  director or members of such director's  immediate family (as defined) in this offering,  and each  director  of the Bank who is not a  director  of  Bancorp,  other than Mr.
Mullin,  will receive a Director Warrant to purchase one share of Bancorp common stock for each  five  shares  purchased  by such  director  or  members  of such director's immediate family (as defined) in this offering. In the event that the total  number of shares  subject to Director  Warrants  pursuant to this formula would exceed 60,000, the number of shares subject to each Director Warrant would be proportionately  reduced so that the number of shares subject to all Director
Warrants would not exceed 60,000.

         The number and kind of shares subject to the Director  Warrants and the exercise  price per share will be  adjusted  to reflect  the effect of any stock
dividend,  split,  recapitalization,   merger,  consolidation,   reorganization,
combination or exchange of Bancorp common stock.

         The Director  Warrants will have a term of ten years.  They will become exercisable as to 40% of the shares covered thereby on the first  anniversary of the closing of the offering  described  herein,  as to an additional  30% of the shares  covered  thereby  on the second  anniversary  of such date and as to the balance of shares covered thereby on the third  anniversary of such date. In the event of a Change of Control  (which is defined the same way in the Warrant Plan as it is in the Option  Plan) of  Bancorp,  the  Director  Warrants  will become exercisable in full.

                                       29

         If a state or federal agency  determines that the capital of Bancorp or the Bank has fallen below minimum  requirements,  the agency may require Bancorp to give  notice to all  holders of Director  Warrants.  If Bancorp  gives such a notice,  all Director  Warrants  will become  immediately  exercisable  in full.
However,  any Director Warrants which are not exercised by the date specified by
Bancorp in the notice will terminate on the date specified.

         Full  payment for Bancorp  common  stock  purchased  on exercise of any
Director  Warrant,  along with payment of any required tax withholding,  must be made at the time of such  exercise in cash,  in shares of Bancorp  common  stock having  a  fair  market  value  equal  to the  exercise  price  and  withholding obligation or in any combination thereof or pursuant to such "cashless exercise"
procedures as may be permitted by Bancorp.

         No  Director  Warrants  will be issued  following  the  closing  of the offering  described  herein,  and any shares not  subject to  Director  Warrants issued on such date will no longer be reserved for purposes of the Warrant Plan.

Federal Income Tax Consequences of the Warrant Plan

         The  issuance of a Director  Warrant  would have no  immediate  federal income tax  consequences  to Bancorp or the holder  thereof.  Upon exercise of a
Director Warrant, the holder will recognize ordinary income to the extent of the excess of the fair  market  value of the stock on the date of  exercise  (or the date of the  lapse  of  Section  16(b)  restrictions,  if  applicable)  over the exercise price. Bancorp is entitled to a tax deduction in an amount equal to the ordinary income realized by the holder of the Director Warrant.

         If a Director  Warrant is  exercised  using cash,  the tax basis of the holder of the Director Warrant will be the amount paid plus the amount of income recognized.  If the holder of a Director  Warrant pays with previously  acquired shares,  the tax  basis in a number  of  shares  equal to the  number  of shares surrendered  will be the same as the  basis  of the  shares  transferred  in the exchange.  The tax basis of the  additional  shares  acquired will be their fair market value at the time of exercise.

         The preceding  paragraphs briefly summarize the federal income tax laws applicable  to the  Warrant  Plan and  should  not be  considered  as a complete statement thereof.

Warrants to Directors

         Based on the number of shares  anticipated  to be  purchased by each of the  directors  and  members of his or her  immediate  family  who will  receive
Director Warrants as described under "Anticipated  Security Ownership of Certain
Beneficial Owners and Management" below, each of the directors  participating in the Warrant  Plan would  receive a Director  Warrant to  purchase  the number of shares of Bancorp common stock set forth opposite his or her name below.

                                       30

                Name                                Number of Shares
                ----                                ----------------
       Carl R. Borrelli                                   2,500
       James S. Brownstein                                  500
       G. Leon Jacobs                                       250
       Elmer F. Laydon                                    8,250 (1)
       Janette J. Parker                                    100
       W. Martyn Philpot, Jr.                               416
       Alfred J. Ranieri, Jr.                             2,500
       J. Daniel Sagarin                                  2,500 (2)
       Joshua Sandman                                    14,582
       Alphonse F. Spadaro                                3,125
                                                   --------------------
       Total                                             34,723
                                                   --------------------

        (1)    If Mr. Laydon purchases 42,000 shares in the offering, he would receive a Director Warrant to purchase 10,500 shares.

        (2)    The number of shares to be covered by the Director Warrant to Mr.
Sagarin  may be less  depending  on the  number of shares  purchased  by him and members of his immediate family (as defined in the Warrant Plan)

         ANTICIPATED SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                                   MANAGEMENT

         The directors  and executive  officers of Bancorp and the directors and executive  officers of the Bank are expected to acquire  Bancorp common stock in the offering.  Set forth below is the number of shares  expected to be purchased by each of them together with the  percentage of common stock each would hold if
Bancorp sells 966,667 shares.

                                                Number of            Percentage of
                    Name                        Shares                Shares

      Carl R. Borrelli                          12,500                 1.3
      James S. Brownstein                        2,500                 0.3
      Joseph V. Ciaburri                         6,000 (1)             0.6
      G. Leon Jacobs                             1,000                 0.1
      Elmer F. Laydon                           33,000 (2)             3.4
      Janette J. Parker                            500                0.05
      W. Martyn Philpot, Jr.                     2,083                 0.2
      Alfred J. Ranieri, Jr.                    12,500                 1.3
      J. Daniel Sagarin                         12,500 (3)             1.3
      Joshua Sandman                            12,500 (4)             1.3
      Alphonse F. Spadaro                       12,500                 1.3
      Gary D. Mullin                             2,000                 0.2
      Paul V. Erwin                                100                0.01
      Directors and executive officers as
      a group (13 persons)                     109,683                11.3

         (1) In addition, members of Mr. Ciaburri's immediate family (as defined in the Warrant Plan) are expected to purchase 6,500 shares in the offering.

         (2) Mr. Laydon has  indicated  that he may purchase up to 42,000 shares in the offering.

                                       31

         (3) These shares are expected to be acquired by Mr.  Sagarin as trustee and includes the shares to be issued for the benefit of Hurwitz  &  Sagarin,
LLC. See "Related Party Transactions."

         (4)  In addition, members of Mr. Sandman's immediate family (as defined in the Warrant Plan) are expected to purchase 45,830 shares in the offering.

                           RELATED PARTY TRANSACTIONS

         In November 1999, Michael M. Ciaburri,  Joseph V. Ciaburri's son, began working for the  organizers in connection  with the proposal to organize a bank.
For Michael Ciaburri's  pre-organization and consulting services,  Ciaburri Bank
Strategies,  an  entity  wholly  owned by  Michael  Ciaburri,  was paid a fee of
$40,000 plus expenses.  We anticipate that Ciaburri Bank Strategies will have an agreement with the Bank to provide  marketing and consulting  services,  but the terms of the  agreement  have not been  finalized  or  approved  by the Board of
Directors of the Bank.

         Hurwitz &  Sagarin,  LLC,  a law firm in which J.  Daniel  Sagarin is a member,  acted as  corporate  counsel  for the  organizing  group  for the Bank, including  representing  the organizers in matters with the Connecticut  Banking
Commissioner and the FDIC. For its services, Hurwitz & Sagarin, LLC will receive approximately  $80,000.  Bancorp  anticipates that such fees will be paid in the form of Bancorp common stock sold in the offering  valued at the public offering price.

         Kantrovitz & Brownstein,  P.C., a law firm of which James S. Brownstein is a shareholder,  provided  services to Bancorp in connection with its lease of property  at 215 Church  Street,  New  Haven,  Connecticut,  and its  employment agreements  with Mr.  Ciaburri  and Mr.  Mullin,  for  which  it has  been  paid approximately $19,000.

         Bancorp has  entered  into a sublease  with  Michael  Ciaburri,  son of
Joseph Ciaburri,  d/b/a Ciaburri Bank  Strategies,  covering  approximately  160 square  feet of office  space and a sublease  with Laydon and  Company,  LLC, an entity  owned  by  Elmer  A.  Laydon,  the  son of  Elmer  F.  Laydon,  covering approximately  1,045 square feet of office space.  Both subleases have a term of approximately  five years and provide  for an initial  annual rent of $12.00 per square foot plus a pro-rata share of operating  expenses,  including real estate taxes, utilities,  building services and insurance.  Bancorp has been advised by an  independent  real  estate  consultant  that the  rent  payable  under  these subleases represents the fair market lease value of such space. The rent payable by the Bank, as assignee of Bancorp,  is approximately $9.50 per square foot per year.

         The other individuals  identified under "Other Persons  Instrumental in the  Founding of Bancorp  and the Bank" have  advanced  funds on a  non-interest bearing basis throughout the organization  period to permit the Bank and Bancorp to pay  some  of the  organizational  and  pre-operating  expenses.  Each of the directors  and  such  individuals  has  indicated  that  he or  she  anticipates purchasing Bancorp common stock in the offering with an aggregate purchase price not less than the amount he or she so advanced or may advance.

                          DESCRIPTION OF CAPITAL STOCK

Common Stock

         Bancorp's  certificate  of  incorporation  authorizes it to issue up to
2,500,000 shares of common stock, par value $0.01, of which 966,667 (minimum) or
1,000,000 (maximum) shares will be issued in this offering.  TASCM has the right to purchase up to 145,000  (minimum) or 150,000  (maximum)  additional shares to cover  over-allotments.  An  additional  90,000 shares of common stock have been reserved for issuance  upon the exercise of options  which may be granted  under the  Option  Plan and  60,000  shares of common  stock  have been  reserved  for issuance upon the exercise of Director Warrants.

                                       32

         All  shares  of common  stock  will be  entitled  to share  equally  in dividends from legally available funds, when, as and if declared by the board of directors.  We do not  anticipate,  however,  that  Bancorp  will  pay any  cash dividends on the common stock in the near future.  Upon  Bancorp's  voluntary or involuntary  liquidation  or  dissolution,  all  shares of common  stock will be entitled to share  equally in all of  Bancorp's  assets that are  available  for distribution  to the holders of Bancorp's  common  stock.  Each holder of common stock will be entitled to one vote for each share on all  matters  submitted  to the  shareholders.  Holders  of common  stock will not have any right to acquire authorized but unissued  capital stock of Bancorp  whenever it issues new shares of capital stock. No cumulative voting,  redemption,  sinking fund or conversion rights or provisions  apply to the common stock.  All shares of the common stock issued in the  offering  described  in this  prospectus  will be fully  paid and non-assessable.

         Registrar and Transfer Company will act as transfer agent and registrar for the Bancorp common stock.

Preferred Stock

         Bancorp's  certificate of  incorporation  also  authorizes its board of directors to issue up to 500,000  shares of preferred  stock without any further action by the holders of the common stock.  The board of directors may determine the terms of the preferred stock  including,  but not limited to, dividend rates and voting,  conversion,  redemption or sinking fund rights. Any preferred stock that Bancorp  issues may rank senior to the Bancorp common stock with respect to the payment of dividends  and/or the  distribution of assets upon liquidation or dissolution  of Bancorp.  Bancorp has not issued any preferred  stock.  Although
Bancorp has no present  plans to issue any  preferred  stock,  the ownership and control of  Bancorp  by the  holders  of the  common  stock  could be  adversely affected if Bancorp were to issue  preferred stock that had voting or conversion rights.

Protective Provisions

         General.  The rights of Bancorp's  shareholders and related matters are governed by the Connecticut Business  Corporation Act and Bancorp's  certificate of incorporation and bylaws.  Bancorp's  certificate of incorporation and bylaws contain protective provisions that could have the effect of delaying or impeding an  attempt  to change or remove  Bancorp's  management  or to gain  control  of
Bancorp  in a  transaction  not  supported  by its  board  of  directors.  These provisions are discussed in more detail below. In general,  one purpose of these provisions  is to assist our board of directors in playing a role in  connection with attempts to acquire  control of Bancorp.  They allow the board of directors to further and protect  Bancorp's  interests and those of its  shareholders,  as appropriate, under the circumstances.

         Although we believe the  protective  provisions  are  beneficial to our shareholders,  they also may tend to discourage some takeover bids. As a result, our  shareholders  may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing  market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming  process. To the extent that the protective provisions discourage undesirable  proposals,  Bancorp may be able to avoid those expenditures of time and money.

         The protective  provisions also may discourage open market purchases by a potential  acquirer.  These  purchases  could increase the market price of the common stock temporarily,  enabling shareholders to sell their shares at a price higher than that which  otherwise  would  prevail.  In addition,  the provisions could  decrease  the market  price of the common  stock by making the stock less attractive  to  persons  who  invest  in  securities  in  anticipation  of price increases from potential acquisition attempts. The provisions also could make it more difficult and time consuming for a potential  acquirer to obtain control of
Bancorp by replacing its board of directors  and  management.  Furthermore,  the provisions  could make it more  difficult  for our  shareholders  to replace the board  of  directors  or  management,  even if a  majority  of the  shareholders believes

                                       33

that  replacing  them would be in Bancorp's  best  interests.  As a result,  the protective  provisions  could tend to keep the incumbent  board of directors and management in place.

          •    Authorized but Unissued Stock.  Bancorp's authorized but unissued shares of common stock and preferred  stock will be available for future issuance without  shareholder  approval.  These additional shares may be used for a variety of corporate purposes, including future public or private  offerings to raise additional  capital, corporate  acquisitions and employee benefit plans.

               The existence of authorized but unissued and unreserved shares of common and  preferred  stock may enable the board of directors to issue  shares to persons  friendly to current  management,  which could render more  difficult or discourage  any attempt to obtain control  of Bancorp by means of a proxy  contest,  tender  offer, merger or otherwise,  and as a result  protect the  continuity of our management.  In addition, the issuance of shares of common or preferred  stock  with  voting  rights may  adversely  affect the rights of the  existing  holders of common  stock and, in certain circumstances,  could  decrease  the  market  price of the common stock.

          •    Staggered Terms for Board of Directors.  Bancorp's certificate of
               incorporation   and  bylaws  provide  that  Bancorp's   board  of
               directors  will be divided into three  classes.  Directors  serve staggered terms, which means that one-third of the directors will be elected each year at the annual meeting of shareholders.  As a result,  unless the existing  directors were to resign,  it would take at least two annual  meetings of  shareholders  to replace a majority of our directors.

          •    Removal of  Directors.  Bancorp's  certificate  of  incorporation provides that one or more directors may be removed only for cause and only if two-thirds  of votes  entitled to be cast are present at a meeting of shareholders  and two-thirds of the votes present and entitled to be cast vote in favor of removal.

          •    Advance  Notice  Requirements  for  Shareholder   Nominations  of
               Director  and  for  Shareholder   Proposals.   Bancorp's   bylaws
               establish  advance notice  procedures  with regard to shareholder nominations of candidates  for election as directors  (other than by or at the  direction  of the board of directors or a committee of the  board)  and  for  shareholder  proposals.  The  Board  of
               Directors may disregard  shareholder  nominations  or shareholder proposals that are not made in accordance with these procedures.

                                  UNDERWRITING

         Subject  to the  terms and  conditions  of the  underwriting  agreement between  Bancorp  and TASCM,  as the  representative  of the  underwriters  (the
"Underwriters"),  the  Underwriters  have  agreed to market and sell,  on a best efforts basis,  the common stock to be sold pursuant to this  offering.  Each of the Underwriters has severally agreed to purchase the number of shares of common stock set forth opposite its name below.

                       Underwriter                            Number of Shares
Tucker Anthony Sutro Capital Markets.................

         The Underwriters will charge an underwriting discount of 2.0%, or $0.24 per share, on shares  purchased in this offering by current or former  directors of Bancorp, current or former directors of the Bank and their family members (up to an aggregate  maximum purchase price of $4 million).  The  Underwriters  will charge an  underwriting  discount equal to 7.0% of the public offering price, or
$0.84  per  share,  on all

                                       34

other  shares  sold in this  offering.  Additionally,
Bancorp paid TASCM an advisory fee of $30,000 and will  reimburse  TASCM for its
reasonable  out-of-pocket  expenses,   including  legal  fees,  and  travel  and
marketing expenses, such expenses not to exceed $40,000.

         The  Underwriters  propose to offer the common  stock  directly  to the public at the public  offering price listed on the cover page of this prospectus and to selected securities dealers at that price less a concession not in excess of $____ per share.  The  Underwriters  may allow,  and the selected dealers may reallow,  a  concession  not in excess of $____ per share to other  brokers  and dealers. We expect that the shares of common stock will be ready for delivery on or about  ___________,  2001.  After the offering,  the offering price and other selling terms may change.

         The public  offering  price was  determined  arbitrarily by Bancorp and
TASCM after considering prevailing market conditions.

         Bancorp has granted TASCM an option to purchase up to 145,000 (minimum)
or 150,000 (maximum) additional shares of common stock to cover over-allotments, if any, at $12.00,  less the 7.0%  underwriting  discount.  The Underwriters may purchase these shares only to cover over-allotments made in connection with this offering.

         We  have  agreed  to  indemnify  the   Underwriters   against   certain
liabilities,  including  liabilities  under  the  Securities  Act  of  1933,  as currently in effect,  or to contribute to payments that the  Underwriters may be required to make in connection with these liabilities.

         In connection  with this offering,  the  Underwriters  may purchase and
sell  common  stock  in  the  open  market.   These   transactions  may  include
over-allotment  and stabilizing  transactions,  and purchases to cover syndicate
short  positions   created  in  connection   with  this  offering.   Stabilizing
transactions  consist of bids or  purchases  for the  purpose of  preventing  or retarding a decline in the market price of the common stock, and syndicate short positions involve the Underwriters' sale of a greater number of shares of common stock than it has purchased from Bancorp in the offering.  These  activities may stabilize,  maintain or otherwise  affect the market price of the common  stock, which may be higher  than the price  that  might  otherwise  prevail in the open market.  The  Underwriters  may  effect  these  transactions  on the  Nasdaq OTC
Bulletin Board or otherwise and may discontinue them at any time.

                                     EXPERTS

         The  consolidated  financial  statements  of Bancorp as of December 31,
2000 and for the period December 6, 1999  (inception)  through December 31, 2000 included in this  Prospectus and Bancorp's  Registration  Statement on Form SB-2
have been audited by McGladrey & Pullen, LLP, independent accountants, as stated
in  their  report  thereon  dated  January  30,  2001  included   herein.   Such
consolidated  financial  statements  are included  herein in reliance  upon such report  given  upon the  authority  of such firm as experts  in  accounting  and auditing.

                                  LEGAL MATTERS

         Certain  legal  matters with respect to the  Registration  Statement of which this  prospectus  is a part,  including  the  validity of the common stock offered  hereby  has been  passed  upon for  Bancorp  by  Cummings  &  Lockwood,
Stamford,  Connecticut.  Certain legal matters  relating to the offering will be passed  upon for the  underwriters  by Tyler  Cooper &  Alcorn,  LLP,  Hartford,
Connecticut.

                                       35

     DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
                                  LIABILITIES

         Bancorp's  certificate of incorporation  and bylaws contain  provisions which  provide  that  Bancorp will  indemnify  directors  to the maximum  extent permitted by  Connecticut  law. This  protection is broader than the  protection expressly  mandated in Section 33-772 of the  Connecticut  Business  Corporation
Act. This statutory  section  provides that a company shall indemnify a director only  to the  extent  that he has  been  wholly  successful,  on the  merits  or otherwise,  in the defense of any action or proceeding  brought by reason of the fact that the  person  is or was a  director.  This  requirement  would  include indemnifying directors against expenses, including attorney's fees, actually and reasonably incurred in connection with the matter.

         Insofar as indemnification for liabilities arising under the Securities
Act may be permitted to directors,  officers and controlling  persons of Bancorp pursuant to foregoing provisions, or otherwise, Bancorp has been advised that in the  opinion  of the SEC  such  indemnification  is  against  public  policy  as expressed in the Securities Act and is, therefore, unenforceable.

                                OTHER INFORMATION

         Bancorp intends to furnish its shareholders  annual reports  containing audited  financial  statements.  Bancorp  anticipates that it will file periodic reports and proxy  material with the  Securities  and Exchange  Commission  (the
"SEC") under the Securities  Exchange Act of 1934.  Any materials  Bancorp files with the SEC may be read and copied at the SEC's  Public  Reference  Room at 450
Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the  operation  of the  SEC's  Public  Reference  Room  by  calling  the  SEC at
1-800-SEC-0330.  Reports, proxy and information statements and other information filed  electronically  by Bancorp with the SEC are  available  through the SEC's internet site: http://www.sec.gov.

                                       36

                                TABLE OF CONTENTS

-------------------------------------------------------------------------------

INDEPENDENT AUDITOR'S REPORT                                             F-2
-------------------------------------------------------------------------------

CONSOLIDATED FINANCIAL STATEMENTS

    Consolidated Balance Sheet, December 31, 2000                        F-3

    Consolidated Statement of Operations for the
      Period December 6, 1999
      (Inception) Through December 31, 2000                              F-4

    Consolidated Statement of Cash Flows for the
      Period December 6, 1999
      (Inception) Through December 31, 2000                              F-5

    Notes to Consolidated Financial Statements                           F-6
-------------------------------------------------------------------------------

                                      F-1

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Southern Connecticut Bancorp, Inc. and
   Subsidiary (In Organization)
New Haven, Connecticut

We  have  audited  the  accompanying  consolidated  balance  sheet  of  Southern
Connecticut Bancorp, Inc. and Subsidiary (In Organization),  a development stage
enterprise  (the   "Company"),   as  of  December  31,  2000,  and  the  related
consolidated  statements of operations and cash flows for the period December 6,
1999  (inception)  through  December  31,  2000.  These  consolidated  financial
statements   are  the   responsibility   of  the   Company's   management.   Our
responsibility  is  to  express  an  opinion  on  these  consolidated  financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards.
Those standards  require that we plan and perform the audit to obtain reasonable
assurance   about  whether  the  financial   statements  are  free  of  material
misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the  accounting  principles  used and  significant  estimates  made by management,  as well as evaluating the overall financial statement presentation.
We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated  financial statements referred to above present fairly, in all material respects, the financial position of Southern Connecticut
Bancorp,  Inc. and Subsidiary (In  Organization) as of December 31, 2000 and the
results of their operations and their cash flows for the period December 6, 1999
(inception)  through  December 31, 2000, in conformity  with generally  accepted accounting principles.

As discussed in the notes to the financial statements, the Company has conducted no business other than matters incidental to the organization of its subsidiary, and will not  commence  intended  operations  until the sale of common  stock is completed and regulatory approvals have been received.

/s/ McGladrey & Pullen, LLP

New Haven, Connecticut
January 30, 2001

                                      F-2

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARY (IN ORGANIZATION)
(A Development Stage Enterprise)

CONSOLIDATED BALANCE SHEET
December 31, 2000
-------------------------------------------------------------------------------

ASSETS
     Cash and cash equivalents .............................       $  49,867
     Prepaid expenses ......................................           2,500
     Deferred stock issuance costs (Note 2) ................          76,192
     Other assets ..........................................           7,342
                                                                   ---------
         Total assets ......................................       $ 135,901
                                                                   =========

LIABILITIES AND STOCKHOLDERS' DEFICIT

Liabilities
     Advances from organizers and other individuals (Note 4)       $ 260,000
     Accrued expenses and other liabilities ................         110,586
                                                                   ---------
         Total liabilities .................................         370,586
                                                                   ---------

Commitments (Notes 7 and 8)

Stockholders' Deficit
     Preferred stock, no par value; 500,000 shares
       authorized; none issued .............................            --
     Common stock, par value $0.01; 2,500,000 shares
       authorized; none issued .............................            --
     Deficit accumulated during the development stage ......        (234,685)
                                                                   ---------
         Total stockholders' deficit .......................        (234,685)
                                                                   ---------

         Total liabilities and stockholders' deficit .......       $ 135,901
                                                                   =========

See Notes to Consolidated Financial Statements

                                      F-3

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARY (IN ORGANIZATION)
(A Development Stage Enterprise)

CONSOLIDATED STATEMENT OF OPERATIONS
For the Period December 6, 1999 (Inception)
Through December 31, 2000
-------------------------------------------------------------------------------

INTEREST INCOME .............................................       $     802
                                                                    ---------

EXPENSES
     Legal fees .............................................          80,972
     Consulting fees ........................................          71,000
     Feasability study ......................................          27,915
     Regulatory application and filing fees .................          20,836
     Advertising and promotional expenses ...................           5,801
     Automobile and travel ..................................           5,923
     Telephone ..............................................           4,079
     Miscellaneous ..........................................          18,961
                                                                    ---------
                                                                      235,487
                                                                    ---------

                  Net loss and deficit accumulated during the
                  development stage .........................       $(234,685)
                                                                    =========

See Notes to Consolidated Financial Statements.

                                      F-4

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARY (IN ORGANIZATION)
(A Development Stage Enterprise)

CONSOLIDATED STATEMENT OF CASH FLOWS
For the Period December 6, 1999 (Inception)
Through December 31, 2000
-------------------------------------------------------------------------------

Cash Flows From Operations
     Net loss ............................................       $(234,685)
     Adjustments to reconcile net loss to net cash used in
       operating activities:
         Prepaid expenses ................................          (2,500)
         Other assets ....................................          (7,342)
         Accrued expenses and other liabilities ..........         110,586
                                                                 ---------
              Net cash used in operating activities ......        (133,941)
                                                                 ---------

Cash Flows From Financing Activities
     Deferred stock issuance costs .......................         (76,192)
     Advances from organizers ............................         260,000
                                                                 ---------
              Net cash provided by financing activities ..         183,808
                                                                 ---------

              Net increase in cash and cash equivalents ..       $  49,867
                                                                 =========

See Notes to Consolidated Financial Statements

                                      F-5

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARY (IN ORGANIZATION)
(A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000
-------------------------------------------------------------------------------

Note 1.  Nature of Operations and Summary of Significant Accounting Policies

Southern Connecticut Bancorp,  Inc. (the "Company"),  is a proposed bank holding company  incorporated  on November 8, 2000 for the purpose of holding the common stock of The Bank of Southern  Connecticut (In Organization)  (the "Bank").  The
Company's  activities  have  consisted  primarily  of  organizing a bank holding company and  preparing to sell its common stock.  The Bank, a development  stage enterprise,  received  a  Temporary  Certificate  of  Authority  to operate as a commercial bank from the Connecticut State Banking Commissioner, the Connecticut
State  Treasurer  and  the  Connecticut   State  Comptroller  (the  "Connecticut
Chartering  Authority")  on  September  7,  2000 and filed  its  Certificate  of
Incorporation  with the State of Connecticut on September 18, 2000. The Bank has
not conducted any banking business, and development stage activities of the Bank through  December  31,  2000 have  consisted  primarily  of  organizing  a state chartered  commercial bank and planning its operations.  The issuance of a Final
Certificate of Authority by the Connecticut  Chartering Authority is subject to, among other things,  the Bank's  receipt of  $10,000,000  in equity  capital and deposit  insurance from the Federal Deposit Insurance  Corporation.  The Company
intends to offer for sale a minimum of 966,667 shares and a maximum of 1,000,000 shares of the Company's  common stock at $12.00 per share and invest  sufficient proceeds  in  the  Bank  to  meet  the  capital  required  under  the  Temporary
Certificate of Authority. The Bank's Temporary Certificate of Authority is valid until March 7, 2002. Upon commencement of banking  operations,  the Bank intends to provide a full range of banking services to commercial and consumer customers in Southern New Haven County, Connecticut.

As of December 31, 2000, the Bank's ability to commence  operations is dependent upon,  among other matters,  the receipt of a Final  Certificate of Authority to operate  as a  commercial  bank which will  require  equity  capital of at least
$10,000,000, and receipt of deposit insurance from the Federal Deposit Insurance
Corporation.

Principles of consolidation and basis of financial statement presentation

The consolidated  financial  statements  include the accounts of the Company and its wholly-owned subsidiary, the Bank, and have been prepared in accordance with generally accepted accounting principles.  All significant intercompany balances and transactions have been eliminated.  In preparing the consolidated  financial statements, management is required to make estimates and assumptions that affect the reported  amounts of assets and  liabilities,  and disclosures of contingent liabilities  as of the date of the balance sheet and income and expenses for the period. Actual results could differ from those estimates.

                                      F-6

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARY (IN ORGANIZATION)
(A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
December 31, 2000
-------------------------------------------------------------------------------

The following is a summary of the Company's significant accounting policies.

Cash and cash equivalents

Cash and cash equivalents include cash in checking and money market accounts.

Income taxes

The Company is subject to Federal and State  income  taxes.  Various  income tax elections are available to the Company during organization and others, including the deduction of certain expenses incurred during the organization  period, will be available upon commencement of operations.

Note 2.  Common Stock Offering

The Company  intends to offer for sale a minimum of 966,667 shares and a maximum of 1,000,000 shares of the Company's $0.01 par value common stock at an offering price of $12.00 per share.  On November 1, 2000,  the  Company  entered  into an agreement with an underwriter to assist the Company in the sale of the Company's common stock. Under the terms of the underwriting agreement, the underwriter has the right to purchase up to an additional  150,000 shares at the public offering price. The underwriter  will receive a two percent  commission on gross proceeds received  from current or former  directors  of the Company,  current and former directors or organizers of the Bank, and other related entities and individuals, up to  $4,000,000,  and a seven percent  commission on all other gross  proceeds collected,  for shares  sold by the  underwriter  on a best  efforts  basis.  In addition,  the Company agreed to pay the  underwriter an advisory fee of $30,000 and out-of-pocket expenses in connection with the stock offering.

Note 3.  Deferred Stock Issuance Costs and Preoperating Expenses

Costs  incurred in connection  with the offering of the  Company's  common stock amounted to $76,192 as of December 31, 2000 and are classified as deferred stock issuance costs. The net proceeds from the offering of the Company's common stock will be  reduced  by such  stock  issuance  costs and any other  costs  directly related to such  offering.  If the Bank does not receive a Final  Certificate of
Authority and does not commence  banking  operations,  the stock  issuance costs will be charged to expense at that time.

Certain preoperating  expenses,  including costs incurred in connection with the organization  of the Company and the Bank,  have been incurred.  These expenses, amounting to $235,487,  as of December 31, 2000, have been charged to operations during the period.

                                      F-7

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARY (IN ORGANIZATION)
(A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
December 31, 2000
-------------------------------------------------------------------------------

Note 4.  Advances From Organizers and Other Individuals

The Company's Organizers and other individuals have advanced noninterest-bearing funds  throughout the  organization  period for stock issuance and  preoperating expenses.  The Organizers and other  individuals have indicated that they intend to convert these  advances into shares of the Company's  common stock at a price equal to the offering price of $12.00 per share.  However, if sufficient capital is not raised to obtain a Final Certificate of Authority to commence operations, the Organizers will only be repaid to the extent there are remaining funds.

Note 5.  Income Taxes

The net  operating  loss of $234,685 for  financial  statement  purposes will be available  to reduce  future  taxable  income,  if any.  Due to the  uncertainty regarding the Company's  ability to generate future taxable income,  a valuation allowance in the amount of the deferred tax asset  relating to the net operating loss was established. Any future tax benefits to be realized upon utilization of such carryforward  will be recognized as a reduction of the valuation  allowance at that time.

Note 6.  Related Party Transactions

Included in legal fees at December  31, 2000 are $74,367 in legal fees  incurred for services  provided by law firms,  principals of which are  Organizers of the
Bank.

In addition,  included in  consulting  fees are $41,129 in  consulting  fees and expenses  paid to a company,  the principal of which is related to the Company's
Chairman and Chief Executive Officer.

Note 7.  Commitments

Employment agreements

The  Company  and the  Bank  have  entered  into an  employment  agreement  (the
"Ciaburri  Agreement")  with the  Chairman  and Chief  Executive  Officer of the
Company  and the Bank with an initial  term of five years from the date the Bank commences banking  operations,  which may be extended for an additional one-year term at the end of the initial term. The Ciaburri  Agreement provides for a base salary of  $150,000,  with annual  adjustments  based on changes in the consumer price index,  and an annual bonus as determined  by the Board of Directors.  The
Ciaburri Agreement also provides for vacation and various insurance benefits and
reimbursement   for  travel,   entertainment  and  bank  related  education  and
convention expenses.

                                      F-8

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARY (IN ORGANIZATION)
(A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
December 31, 2000
-------------------------------------------------------------------------------

During the organization  period through the date the Company  commences  banking operations,  the  Directors  have  agreed  to adopt  the  terms of the  Ciaburri
Agreement,  except  that  compensation  for the  Chairman  will be  provided  at two-thirds of the salary stipulated in the Ciaburri Agreement.

The  Ciaburri  Agreement  also  provides for the issuance of options to purchase
50,000  shares of the  Company's  stock under the terms of a Stock  Option Plan.
(See Note 8).

In the event of the early  termination of the Ciaburri  Agreement for any reason other than cause, the Company would be obligated to compensate the Chairman,  in accordance  with the terms of the Ciaburri  Agreement,  through the full term of the Ciaburri  Agreement.  Also upon  termination  of the Ciaburri  Agreement for reasons other than cause, the Ciaburri Agreement provides that the Chairman will serve as a  consultant  to the  Company,  on a year to year  basis,  and will be compensated  at the  rate  of  $60,000  per  year  plus  the  employee  benefits previously described. Further, in the event the Chairman's position shall end or his  responsibilities  be  significantly  reduced,  as a  result  of a  business combination  (as  defined),  the Chairman will be entitled to a lump sum payment equal to three times his then current annual compensation.

Also,  the Company  has  entered  into a three year  employment  agreement  (the
"Mullin  Agreement")  with the  President  of the Bank  beginning on the day the
Company commences banking  operations.  The Mullin Agreement provides for a base salary of $130,000, and an annual bonus as determined by the Board of Directors.
The Mullin Agreement also provides for vacation and various  insurance  benefits and  reimbursement  for travel,  entertainment  and  Bank-related  education and convention  expenses.  The Mullin  Agreement  also  provides for the issuance of options to purchase  20,000 shares of the  Company's  stock under the terms of a
Stock Option Plan. (See Note 8).

During the organization  period through the date the Company  commences  banking operations,  the  Directors  have  agreed  to  adopt  the  terms  of the  Mullin
Agreement,  except  that  compensation  for the  President  will be  provided at two-thirds of the salary stipulated in the Mullin Agreement.

                                      F-9

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARY (IN ORGANIZATION)
(A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
December 31, 2000
-------------------------------------------------------------------------------

Lease

The Company has entered into an agreement to lease its banking  facility,  which lease has been  assigned  to the Bank.  The term of the lease is for five  years commencing  on  the  date  the  Company  commences  banking  operations,  and is renewable at the Company's  option for three  additional  five-year  terms.  The lease provides for annual rent for the first five years as follows:

                     Year                         Amount
                     ----                   -----------------

                       1                    $      107,400
                       2                           111,900
                       3                           116,500
                       4                           121,000
                       5                           125,500
                                            -----------------
                                            $      582,300
                                            =================

Prior to the commencement of banking operations,  the Company will pay a reduced rent of $4,117 per month for the period April 1, 2001 through July 31, 2001,  at which time rent listed in the above table will commence.

Under the terms of the lease,  the Bank will pay all executory  costs  including property taxes, utilities and insurance.

Currently,  the  lease is  cancelable  if the Bank  does not  receive  its Final
Certificate of Authority and commence  operations,  and accordingly is currently classified as an operating lease. However, upon commencement of operations,  and subject to a current  appraisal  of the fair market value of the  building,  the lease will be reevaluated  and may be classified as a capital lease at that time in accordance with generally accepted  accounting  principles.  Should the lease then be  classified  as a capital  lease,  the Company  will record an asset and liability equal to the lesser of the fair value of the building or present value of the minimum lease payments.

Note 8.  Stock Options and Warrants

Stock options

The Company has adopted the 2001 Stock  Option Plan (the "Option  Plan"),  under which an aggregate of 90,000 shares of the  Company's  common stock are reserved for  issuance  upon the  exercise of both  incentive  options  and  nonqualified options granted under the Option Plan.

                                      F-10

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARY (IN ORGANIZATION)
(A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
December 31, 2000
-------------------------------------------------------------------------------

Unless  provided  otherwise,  the  exercise  price for each share  covered by an option may not be less than the fair  market  value of a share of the  Company's common stock on the date of grant. For incentive options granted to a person who owns more than 10% of the combined voting power of the Company or any subsidiary
("ten percent shareholder"),  the exercise price cannot be less than 110% of the fair market value on the date of grant.

Options  under the Option  Plan will have a term of ten years  unless  otherwise determined at the time of grant,  except that incentive  options  granted to any ten percent  shareholder will have a term of five years unless a shorter term is fixed.  Unless  otherwise  fixed at the time of grant,  40% of the options  will become  exercisable  one year from the date of grant,  30% of the options become exercisable  two years  from the date of grant,  and 30% of the  options  become exercisable three years from the date of grant.

Stock warrants

The Company has adopted the 2001 Warrant Plan (the "Warrant Plan"),  under which an aggregate  of 60,000  shares of the  Company's  common stock are reserved for issuance  upon the exercise of warrants  granted to directors of the Company and the Bank. Such warrants will be granted immediately following the closing of the
Company's common stock offering. (See Note 2).

The  exercise  price for each share  covered  by a warrant  will be equal to the initial public offering price of the Company's common stock.

Warrants under the Warrant Plan will have a term of ten years.  Forty percent of the warrants will become exercisable one year from the date of grant, 30% of the warrants will become  exercisable  two years from the date of grant,  and 30% of the warrants will become exercisable three years from the date of grant.

                                      F-11

                    No dealer,  salesperson  or other  individual  has
          been  authorized  to give  any  information  or to make  any representations  other than those  contained or incorporated by reference in this prospectus in connection with the offer described  herein and, if given or made, such information or representations  must  not be  relied  upon as  having  been authorized  by  Bancorp  or any of  the  underwriters.  This prospectus  does  not  constitute  an  offer  to  sell  or a solicitation  of an  offer  to  buy  any  securities  in any jurisdiction  in which  such  offer or  solicitation  is not authorized  or in which  the  person  making  such  offer or solicitation  is not qualified to do so, or to any person to whom it is  unlawful  to make  such  offer or  solicitation.
          Neither the  delivery of this  prospectus  nor any sale made
          hereunder  shall,  under  any   circumstances,   create  any
          implication  that there has been no change in the affairs of
          Bancorp or that  information  contained herein is correct as of any time subsequent to the date hereof.

          Dealer Prospectus Delivery Obligation

                    Until  __________________,  2001 all dealers  that
          effect  transactions  in these  securities,  whether  or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers'  obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                        PART II OF REGISTRATION STATEMENT

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

          The following  provisions of the Connecticut  Business Corporation Act govern indemnification of officers and directors:

          Sec.  33-770.  Definitions.  As used in  sections  33-770 to
          33-778, inclusive:

               (1)  "Corporation"  includes  any  domestic  or foreign
          predecessor entity of a corporation in a merger.

               (2) "Director" or "Officer"  means an individual who is
          or was a director or officer, respectively, of a corporation or an  individual  who,  while a director  or officer of the corporation,  is or was serving at the corporation's request as a director,  officer, partner, trustee, employee or agent of another  domestic  or foreign  corporation,  partnership, joint venture, trust, employee benefit plan or other entity.
          A  director  or  officer  is  considered  to be  serving  an employee  benefit plan at the  corporation's  request if his
          duties  to  the  corporation   also  impose  duties  on,  or
          otherwise  involve  services  by,  him  to  the  plan  or to participants in or beneficiaries of the plan.  "Director" or
          "officer"  includes,  unless the context requires otherwise, the  estate or  personal  representative  of a  director  or officer.

               (3)  "Disinterested  director"  means a director who at
          the time of a vote referred to in subsection  (c) of section
          33-773 or a vote or selection  referred to in subsection (b)
          or  (c)  of  section  33-775,  is  not  (A) a  party  to the
          proceeding   or  (B)  an   individual   having  a  familial,
          financial,  professional or employment relationship with the director  whose  indemnification  or advance for expenses is the subject of the decision being made,  which  relationship would, in the circumstances, reasonably be expected to exert an influence on the  director's  judgment when voting on the decision being made.

               (4) "Expenses" include counsel fees.

               (5) "Liability" means the obligation to pay a judgment,
          settlement,  penalty, fine, including an excise tax assessed with  respect to an employee  benefit  plan,  or  reasonable expenses incurred with respect to a proceeding.

               (6)  "Official  capacity"  means:  (A) When  used  with
          respect  to  a  director,   the  office  of  director  in  a
          corporation; and (B) when used with respect to an individual other than a director,  as  contemplated  in section 33-776, the  office  in a  corporation  held by the  officer  or the employment or agency relationship undertaken by the employee or agent on behalf of the corporation.  "Official  capacity"
          does not include  service for any other  domestic or foreign
          corporation  or  any  partnership,   joint  venture,  trust,
          employee benefit plan or other entity.

               (7) "Party"  includes an  individual  who was, is or is
          threatened  to  be  made  a  defendant  or  respondent  in a proceeding.

               (8)  "Proceeding"  means  any  threatened,  pending  or
          completed  action,   suit  or  proceeding,   whether  civil,
          criminal, administrative or investigative and whether formal or informal.

                                 II-1

                    Sec. 33-771. Permissible indemnification.

                    (a) Except as otherwise  provided in this section,
          a corporation  may indemnify an individual who is a party to a  proceeding  because  he is a director  against  liability incurred in the proceeding if: (1) (A) he conducted  himself in good faith; (B) he reasonably believed (i) in the case of conduct in his  official  capacity,  that his conduct was in the best interests of the corporation; and (ii) in all other cases, that his conduct was at least not opposed to the best interests  of the  corporation;  and (C) in the  case of any criminal  proceeding,  he had no reasonable cause to believe his conduct was  unlawful;  or (2) he engaged in conduct for which broader  indemnification  has been made permissible or
          obligatory   under  a  provision  of  the   certificate   of
          incorporation as authorized by subdivision (5) of subsection
          (b) of section 33-636.

                    (b)  A  director's  conduct  with  respect  to  an
          employee  benefit plan for a purpose he reasonably  believed
          to  be  in  the  interests  of  the   participants   in  and
          beneficiaries  of the plan is  conduct  that  satisfies  the requirement  of  subparagraph  (ii)  of  subdivision  (1) of subsection (a) of this section.

                    (c) The  termination  of a proceeding by judgment,
          order,  settlement  or  conviction  or  upon a plea  of nolo
          contendere   or  its   equivalent   is   not,   of   itself,
          determinative  that the  director  did not meet the relevant standard of conduct described in this section.

                    (d)  Unless  ordered  by  a  court  under  section
          33-774,  a corporation  may not  indemnify a director  under this section:  (1) in connection  with a proceeding by or in the right of the corporation except for reasonable  expenses
          incurred  in  connection   with  the  proceeding  if  it  is
          determined  that the director has met the relevant  standard of conduct under  subsection (a) of this section;  or (2) in connection  with any proceeding  with respect to conduct for which he was adjudged liable on the basis that he received a financial  benefit to which he was not entitled,  whether or not involving action in his official capacity.

                    (e)  Notwithstanding any provision of this section
          to the contrary,  a corporation which was incorporated under the laws of this  state,  whether  under  chapter 599 of the general  statutes,  revised to January 1, 1995, or any other general law or special act,  prior to January 1, 1997 shall, except to the extent that the  certificate of  incorporation
          expressly  provides  otherwise,   indemnify  under  sections
          33-770  to  33-779,  inclusive,  except  subdivision  (2) of subsection  (a) of this  section,  a  director  to the  same extent the corporation is permitted to provide the same to a director  pursuant to subdivision  (1) of subsection (a) and subsections  (b),  (c) and (d) of this section as limited by the provisions of section 33-775.

                    Sec.   33-772.   Mandatory   indemnification.    A
          corporation  shall  indemnify  a  director  who  was  wholly successful,  on the merits or  otherwise,  in the defense of any  proceeding  to  which he was a party  because  he was a director  of the  corporation  against  reasonable  expenses incurred by him in connection with the proceeding.

                    Sec. 33-773. Advance for expenses.

                    (a) A corporation may, before final disposition of
          a  proceeding,  advance  funds to pay for or  reimburse  the reasonable expenses incurred by a director who is a party to a proceeding  because he is a director if he delivers to the corporation:  (1) A written  affirmation  of his good  faith belief  that he has met the  relevant  standard  of  conduct described in section 33-771, or that the proceeding involves conduct  for  which  liability  has  been  limited  under  a provision of the certificate of  incorporation as authorized by

                                      II-2

          subdivision (4) of subsection (b) of section 33-636; and (2)
          his written undertaking to repay any funds advanced if he is not  entitled to  mandatory  indemnification  under  section
          33-772 and it is ultimately  determined under section 33-774 or section 33-775 that he has not met the relevant  standard of conduct described in section 33-771.

                    (b) The undertaking required by subdivision (2) of
          subsection (a) of this section must be an unlimited  general obligation  of the  director but need not be secured and may be accepted  without  reference to the financial  ability of the director to make repayment.

                    (c)  Authorizations  under this  section  shall be
          made: (1) By the board of directors: (A) If there are two or more disinterested  directors, by a majority vote of all the disinterested  directors,  a majority of whom shall for such purpose constitute a quorum, or by a majority of the members of a  committee  of  two  or  more  disinterested  directors appointed by such a vote; or (B) if there are fewer than two disinterested directors, by the vote necessary for action by the  board  in  accordance  with  section  33-752,  in which authorization  directors who do not qualify as disinterested directors  may  participate;  or (2)  by  the  shareholders, provided  shares  owned by or voted  under the  control of a director who at the time does not qualify as a disinterested director may not be voted on the authorization.

                    Sec.  33-774.  Court-ordered  indemnification  and
          advance for expenses.

                    (a) A  director  who is a  party  to a  proceeding
          because he is a director may apply for indemnification or an advance for expenses to the court  conducting the proceeding or to another court of competent jurisdiction. After receipt of an  application  and after giving any notice it considers necessary,  the court shall: (1) order indemnification if it determines  that  the  director  is  entitled  to  mandatory indemnification  under section 33-772, as amended by section
          14 of this act;  (2) order  indemnification  or advance  for expenses  if the  court  determines  that  the  director  is entitled to indemnification or advance for expenses pursuant to a  provision  authorized  by  subsection  (a) of  section
          33-778,  as amended by section 20 of this act;  or (3) order
          indemnification   or  advance  for  expenses  if  the  court
          determines, in view of all the relevant circumstances,  that it is fair and  reasonable  (a) to indemnify the director or
          (b) to advance expenses to the director,  even if he has not met the relevant standard of conduct set forth in subsection
          (a) of section 33-771, as amended by section 13 of this act, failed to comply with section 33-773,  as amended by section
          15 of this  act,  or was  adjudged  liable  in a  proceeding referred to in  subdivision  (1) or (2) of subsection (d) of section  33-771,  as  amended  by  section  13 of this  act, provided if he was  adjudged  so liable his  indemnification
          shall  be  limited  to  reasonable   expenses   incurred  in
          connection with the proceeding.

                    (b) If the court  determines  that the director is
          entitled  to   indemnification   under  subdivision  (1)  of
          subsection  (a) of this  section  or to  indemnification  or advance for expenses under subdivision (2) of subsection (a)
          of this section,  it shall also order the corporation to pay the director's  reasonable  expenses  incurred in connection with obtaining court-ordered  indemnification or advance for expenses.  If the  court  determines  that the  director  is entitled to  indemnification  or advance for expenses  under subdivision  (3) of subsection  (a) of this section,  it may also order the corporation to pay the director's  reasonable expenses to obtain court-ordered  indemnification or advance for expenses.

                                      II-3

                    Sec. 33-775.  Determination  and  authorization of
          indemnification.

                    (a) A  corporation  may not  indemnify  a director
          under  section  33-771  unless  authorized  for  a  specific
          proceeding   after  a  determination   has  been  made  that
          indemnification  of the director is  permissible  because he has met the  relevant  standard of conduct set forth in said section.

                    (b) The determination shall be made:

                    (1)  If  there  are  two  or  more   disinterested
          directors,  by the board of directors by a majority  vote of all the  disinterested  directors,  a majority of whom shall for such purpose  constitute  a quorum,  or by a majority of the  members  of a  committee  of two or more  disinterested directors appointed by such a vote;

                    (2) By special  legal  counsel (A) selected in the
          manner prescribed in subdivision (1) of this subsection,  or
          (B) if there are  fewer  than two  disinterested  directors, selected  by the  board of  directors,  in  which  selection directors who do not qualify as disinterested  directors may participate; or

                    (3) By the  shareholders,  but shares  owned by or
          voted under the  control of a director  who at the time does not qualify as a disinterested  director may not be voted on the determination.

                    (c) Authorization of indemnification shall be made
          in the same manner as the determination that indemnification is  permissible,  except  that if there are  fewer  than two disinterested  directors,  authorization of  indemnification shall be made by those  entitled under  subparagraph  (B) of subdivision  (2) of subsection (b) of this section to select special legal counsel.

                    Sec.  33-776.  Indemnification  of and advance for
          expenses to officers, employees and agents.

                    (a)  A  corporation   may  indemnify  and  advance
          expenses under sections 33-770 to 33-779,  inclusive,  to an officer, employee or agent of the corporation who is a party to a proceeding because he is an officer,  employee or agent of the corporation (1) to the same extent as a director, and
          (2)  if  he is an  officer,  employee  or  agent  but  not a director,  to such further  extent,  consistent  with public policy,  as may be provided by contract,  the certificate of incorporation,  the bylaws or a  resolution  of the board of directors. A corporation may delegate to its general counsel or other  specified  officer or officers  the ability  under this subsection to determine that indemnification or advance
          for  expenses  to  such   officer,   employee  or  agent  is
          permissible  and the  ability to  authorize  payment of such indemnification  or advance  for  expenses.  Nothing in this subdivision shall in any way limit either the ability or the
          obligation  of  a  corporation   to  indemnify  and  advance
          expenses under other applicable law to any officer, employee or agent who is not a director.

                    (b)  The   provisions   of   subdivision   (2)  of
          subsection  (a) of this  section  shall apply to an officer, employee  or agent  who is also a  director  if the basis on which  he is made a  party  to the  proceeding  is an act or omission solely as an officer, employee or agent.

                    (c) An officer, employee or agent of a corporation
          who  is   not  a   director   is   entitled   to   mandatory
          indemnification  under  section  33-772  and may  apply to a court under section  33-774 for  indemnification  or advance for expenses, in each case to the same extent

                                      II-4

          to which a director  may be entitled to  indemnification  or advance for expenses under said sections.

                    (d) A corporation which was incorporated under the
          laws of this state, whether under chapter 599 of the general statutes,  revised to January 1, 1995,  or any other general law or special act, prior to January 1, 1997, shall,  except
          to  the  extent  that  the   certificate  of   incorporation
          expressly  provides  otherwise,   indemnify  under  sections
          33-770  to  33-779,  inclusive,  except  subdivision  (2) of subsection (a) of section 33-771, to each officer,  employee or agent of the  corporation  who is not a  director  to the same extent as the  corporation  is permitted to provide the same to a director pursuant to subdivision (1) of subsection
          (a) and subsections  (b), (c) and (d) of section 33-771,  as
          limited  by  section  33-775,   and  for  this  purpose  the
          determination  required by section 33-775 may in addition be made by the  general  counsel  of the  corporation,  or such other or  additional  officer  or  officers  as the board of directors may specify.

                    Sec. 33-777. Insurance. A corporation may purchase
          and maintain  insurance on behalf of an individual  who is a director,  officer, employee or agent of the corporation, or who,  while a  director,  officer,  employee or agent of the corporation,  serves  at  the  corporation's  request  as  a director,  officer,  partner,  trustee, employee or agent of another domestic or foreign corporation,  partnership, joint venture,  trust,  employee  benefit  plan or  other  entity, against  liability  asserted  against or  incurred by him in that  capacity  or arising  from his  status as a  director, employee or agent, whether or not the corporation would have power to  indemnify  or advance  expenses to him against him against the same liability  under sections 33-770 to 33-779, inclusive.

                    Sec. 33-778. Variation by corporate action.

                    (a) A  corporation  may,  by a  provision  in  its
          certificate  of  incorporation  or bylaws or in a resolution adopted or a contract  approved by its board of directors or shareholders,  obligate  itself  in  advance  of the  act or
          omission   giving   rise   to  a   proceeding   to   provide
          indemnification   in  accordance  with  section  33-771,  or
          advance funds to pay for or reimburse expenses in accordance with section  33-773.  Any such provision that obligates the corporation to provide indemnification to the fullest extent permitted by law shall be deemed to obligate the corporation to  advance  funds  to pay  for  or  reimburse  expenses  in accordance  with  section  33-773,  to  the  fullest  extent permitted by law, unless the provision specifically provides otherwise.

                    (b) Any provision  pursuant to  subsection  (a) of
          this section shall not obligate the corporation to indemnify or advance  expenses to a director of a  predecessor  of the corporation,  pertaining  to  conduct  with  respect  to the predecessor,  unless otherwise  specifically  provided.  Any provision for indemnification or advance for expenses in the certificate  of  incorporation,  bylaws or resolution of the board of directors or  shareholders  of a predecessor of the corporation  in a  merger  or in a  contract  to  which  the predecessor  is a party,  existing  at the  time the  merger takes  effect,  shall  be  governed  by  subdivision  (3) of subsection (a) of section 33-820.

                    (c) A  corporation  may,  by a  provision  in  its
          certificate  of  incorporation,  limit any of the  rights to indemnification  or  advance  for  expenses  created  by  or pursuant to sections 33-770 to 33-779, inclusive.

                    (d) Sections 33-770 to 33-779,  inclusive,  do not
          limit a  corporation's  power to pay or  reimburse  expenses incurred by a director in connection  with his appearance as a witness in a proceeding at a time when he is not a party.

                                      II-5

                    Sec. 33-779. Exclusivity of provisions

                    A corporation  may provide  indemnification  of or
          advance expenses to a director,  officer,  employee or agent only as permitted by sections 33-770 to 33-778, inclusive.

          The  Registrant's  certificate  of  incorporation  and bylaws  contain provisions  which provide that the Registrant  shall indemnify  directors to the maximum extent provided by Connecticut  law. This protection is broader than the protection  expressly  mandated in Section  33-772 of the  Connecticut  Business
Corporation Act. This statutory  section provides that a company shall indemnify a director only to the extent that he has been wholly successful,  on the merits or otherwise,  in the defense of any action or  proceeding  brought by reason of the fact  that  the  person  was a  director.  This  requirement  would  include indemnifying directors against expenses, including attorney's fees, actually and reasonably incurred in connection with the matter.

ITEM 25.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder,  all of which are being paid by the Registrant.  Except for the SEC  registration fee and the NASD filing fee, all amounts are estimates.

 Registration fee.....................................             $3,450
 NASD fee.............................................              1,880
 Transfer agent fee...................................              3,500
 Printing costs.......................................             25,000
 Legal fees and expenses..............................            105,600
 Accounting fees and expenses.........................             35,000
 Financial advisory fee...............................             30,000
 State filing fees....................................             12,600
 Miscellaneous........................................             28,970
                                                          ----------------------
           Total......................................           $246,000
                                                          ======================

         The  Registrant  has also obtained a directors  and officers  liability insurance  policy  which  includes  coverage  for  potential  liability  of  the
Directors and Executive  Officers in connection with this Offering.  The premium for such policy was $41,453 for a three-year period commencing August, 2000.

ITEM 26.   RECENT SALES OF UNREGISTERED SECURITIES

         In April 2001, the Registrant  sold 1,000 shares of its common stock to
Joseph V. Ciaburri,  its Chairman and Chief Executive Officer,  for an aggregate purchase price of $1,000. The Registrant has the right to repurchase such shares at any time for $1.00 per share.  The Registrant  will  repurchase  these shares immediately prior to the closing of the offering  described in this Registration
Statement.  These shares were sold to Mr. Ciaburri solely to permit necessary or desirable  action  by  shareholders  of the  Registrant,  including  shareholder approval of the  Registrant's  2001 Stock Option Plan and its 2001 Warrant Plan.
No underwriter  was used in connection with the  Registrant's  sale of the 1,000 shares,  and no  underwriting  discounts or commissions  were paid in connection therewith.

         The 1,000  shares  sold to Mr.  Ciaburri  were not offered to any other person.  As the  Chairman and Chief  Executive  Officer of the  Registrant,  Mr.
Ciaburri  is an  accredited  investor,  within the meaning of Rule 501 under the
Securities Act of 1933, as amended (the "Securities  Act"),  with respect to the securities of the Registrant. Because the transaction was entered into solely to facilitate certain actions required by the shareholders, the Registrant will not be permitted to pay any  dividends  on such shares under the  provisions  of the
Connecticut  Business  Corporation Act prior to the date of their  repurchase by the  Registrant and Mr.  Ciaburri has no  expectation of receiving  dividends on such shares or recognizing any gain upon their repurchase by the Registrant, the transaction did not involve the offer or sale of a "security" within the

                                      II-6

meaning of Section  2(a)(1) of the Securities  Act. Based on the foregoing,  the
Registrant  believes that the transaction  with Mr. Ciaburri was exempt from the registration  requirements of the Securities Act on one or more of the following bases:  (1) the transaction did not involve a public offering within the meaning of Section  4(2) of the  Securities  Act;  (2) the  transaction  was exempt from registration  pursuant  to  Rule  506  under  the  Securities  Act;  and (3) the transaction  did not involve the offer or sale of a security  within the meaning of Section 2(a)(1) of the Securities Act.

ITEM 27.    EXHIBITS

      Number                             Description

        1*          Form of Underwriting Agreement

       3(i)         Amended and Restated  Certificate  of  Incorporation  of the
                    Registrant

       3(ii)        By-Laws of the Registrant

        5*          Opinion of Cummings & Lockwood

       10.1         Lease,  dated as of August  17,  2000,  between  215  Church
                    Street,  LLC and the Registrant

       10.2         Letter  agreement dated January  3, 2001 amending  the Lease between  215  Church Street, LLC and the Registrant

       10.3         First  Amendment  to Lease dated March 30, 2001  between 215
                    Church Street, LLC and the Registrant

       10.4         Second  Amendment  to Lease dated March 31, 2001 between 215
                    Church Street, LLC and the Registrant

       10.5         Assignment  of  Lease  dated  April  11,  2001  between  the
                    Registrant and The Bank of Southern Connecticut

       10.6         Employment  Agreement dated as of January 23, 2001,  between
                    The Bank of Southern Connecticut,  the Registrant and Joseph
                    V. Ciaburri

       10.7         Employment  Agreement as of dated March 29, 2001 between The
                    Bank of Southern Connecticut and Gary D. Mullin

       10.8         Registrant's 2001 Stock Option Plan

       10.9         Registrant's 2001 Warrant Plan

       10.10        Sublease  dated  January 1, 2001 between  Michael  Ciaburri,
                    d/b/a  Ciaburri  Bank  Strategies  and The Bank of  Southern
                    Connecticut

       10.11        Sublease  dated January 1, 2001 between  Laydon and Company,
                    LLC and The Bank of Southern Connecticut

        21*         Subsidiaries of the Registrant

       23.1         Consent of McGladrey & Pullen, LLP

       23.2*        Consent of Cummings & Lockwood (to be included in Exhibit 5)

        24          Power of Attorney

              * To be filed by amendment.

                                      II-7

ITEM 28. UNDERTAKINGS

         The Registrant  hereby  undertakes to provide to the underwriter at the
closing   specified  in  the   underwriting   agreement   certificates  in  such
denominations  and  registered in such names as required by the  underwriter  to permit prompt delivery to each purchaser.

         Insofar as indemnification for liabilities arising under the Securities
Act may be  permitted to  directors,  officers  and  controlling  persons of the
Registrant pursuant to foregoing  provisions,  or otherwise,  the Registrant has been advised that in the opinion of the Securities and Exchange  Commission such indemnification  is against public policy as expressed in the Securities Act and is,  therefore,  unenforceable.  In the event  that a claim for  indemnification against such  liabilities  (other than the payment by the Registrant of expenses incurred or paid by a director,  officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director,  officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been  settled by  controlling  precedent,  submit to a court of  appropriate jurisdiction the question whether such  indemnification  by it is against public policy as  expressed  in the  Securities  Act and will be  governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes as follows:

         (a)(1)  To  file,  during  any  period  in  which  it  offers  or sells securities, a post-effective amendment to this Registration Statement to:

         (i)  Include  any  prospectus  required  by  Section  10(a)(3)  of  the
Securities Act;

         (ii) Reflect in the prospectus any facts or events which,  individually or together,  represent a fundamental change in the information set forth in the
Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was  registered)  and any deviation  from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus  filed  with  the  Commission  pursuant  to Rule  424(b)  if,  in the aggregate,  the changes in volume and price  represent no more than a 20% change in the  maximum  aggregate  offering  price  set  forth in the  "Calculation  of
Registration Fee" table in the effective Registration Statement;

         (iii) Include any  additional or changed  material  information  on the plan of distribution.

         (2) For  determining  liability  under the  Securities  Act, treat each post-effective  amendment  as a new  registration  statement  of the  securities offered,  and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective  amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

         The Registrant hereby undertakes as follows:

         (b)(1) For determining any liability under the Securities Act, to treat the  information  omitted  from  the  form of  prospectus  filed as part of this
Registration  Statement  in reliance  upon Rule 430A and  contained in a form of prospectus filed by the Registrant under Rule 424(b)(1),  or (4) or 497(h) under the  Securities  Act as part of this  Registration  Statement as of the time the
Commission declared it effective.

         (2) For  determining  any liability  under the Securities Act, to treat each  post-effective  amendment  that  contains  a form of  prospectus  as a new registration statement for the securities offered in the Registration Statement, and that  offering  of the  securities  at that  time as the  initial  bona fide offering of those securities.

                                      II-8

                                   SIGNATURES

         In accordance with the  requirements of the Securities Act of 1933, the
Registrant certifies that it has reasonable grounds to believe that it meets all of the  requirements  of filing on Form SB-2 and  authorized  this  registration statement  to be signed on its  behalf  by the  undersigned,  in the City of New
Haven, State of Connecticut, on April 30, 2001.

                                   SOUTHERN CONNECTICUT BANCORP, INC.

                                   By: /s/ JosephV. Ciaburri
                                       -------------------------------------
                                           Joseph V. Ciaburri
                                           Chairman and Chief Executive Officer

         In accordance with the requirements of the Securities Act of 1933, this registration  statement  was signed by the following  persons in the  capacities shown on the 30th day of April, 2001.

        JOSEPH V. CIABURRI      Chairman and Chief    )
----------------------------- Executive Officer       )
Joseph V. Ciaburri                                    )
          G. LEON JACOBS      Director                )
-----------------------------                         )
G. Leon Jacobs                                        )
         ELMER F. LAYDON      Director                )
-----------------------------                         )
Elmer F. Laydon                                       )
          JOSHUA SANDMAN      Director                )  By: /s/ Joseph V. Ciaburri
-----------------------------                         )  ---------------------------
Joshua Sandman                                        )       Joseph V. Ciaburri
       ALPHONSE F. SPADARO    Director                )       Attorney -in-Fact
-----------------------------                         )
Alphonse F. Spadaro                                   )
                              Principal Financial     )
          PAUL V. ERWIN        and Accounting Officer )
-----------------------------                         )
Paul V. Erwin                                         )

                                  EXHIBIT INDEX

      Number                             Description
        1*          Form of Underwriting Agreement

       3(i)         Amended and Restated  Certificate  of  Incorporation  of the
                    Registrant

       3(ii)        By-Laws of the Registrant

        5*          Opinion of Cummings & Lockwood

       10.1         Lease,  dated as of August  17,  2000,  between  215  Church
                    Street,  LLC and the Registrant

       10.2         Letter  agreement dated January  3, 2001 amending  the Lease between  215  Church Street, LLC and the Registrant

       10.3         First  Amendment  to Lease dated March 30, 2001  between 215
                    Church Street, LLC and the Registrant

       10.4         Second  Amendment  to Lease dated March 31, 2001 between 215
                    Church Street, LLC and the Registrant

       10.5         Assignment  of  Lease  dated  April  11,  2001  between  the
                    Registrant and The Bank of Southern Connecticut

       10.6         Employment  Agreement dated as of January 23, 2001,  between
                    The Bank of Southern Connecticut,  the Registrant and Joseph
                    V. Ciaburri

       10.7         Employment  Agreement as of dated March 29, 2001 between The
                    Bank of Southern Connecticut and Gary D. Mullin

       10.8         Registrant's 2001 Stock Option Plan

       10.9         Registrant's 2001 Warrant Plan

       10.10        Sublease  dated  January 1, 2001 between  Michael  Ciaburri,
                    d/b/a  Ciaburri  Bank  Strategies  and The Bank of  Southern
                    Connecticut

       10.11        Sublease  dated January 1, 2001 between  Laydon and Company,
                    LLC and The Bank of Southern Connecticut

        21*         Subsidiaries of the Registrant

       23.1         Consent of McGladrey & Pullen, LLP

       23.2*        Consent of Cummings & Lockwood (to be included in Exhibit 5)

        24          Power of Attorney

              * To be filed by amendment.